                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration No. 333-88348
                                                   Registration No. 333-88348-01
                                                   Registration No. 333-88348-02
                                                   Registration No. 333-88348-03

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 29, 2002)

                                  $278,000,000
                           Lyondell Chemical Company
                     11 1/8% Senior Secured Notes due 2012
[Lyondell Chemical Logo]

                                 ------------

   The notes will bear interest at the rate of 11 1/8% per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2003. The notes will mature on July 15, 2012. We will have the option to redeem some or all of the notes at any time on or after July 15, 2007. The redemption prices are discussed under the caption "Description of Notes--Optional Redemption."

   The notes will be unconditionally guaranteed by our subsidiaries Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. The notes will be secured equally and ratably with all our existing secured debt, including debt under our credit facility and our existing senior secured notes, by liens on certain of our personal and real property.

                                 ------------

   Investing in the notes involves risk. See "Risk Factors" beginning on page S-8 of this prospectus supplement and page 4 of the accompanying prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                          Per Note    Total
                                                          -------- ------------
Public Offering Price.................................... 99.248%  $275,909,440
Underwriting Discount....................................  2.250%  $  6,255,000
Proceeds to Lyondell (before expenses)................... 96.998%  $269,654,440

                               ----------------

   The underwriters expect to deliver the notes to investors on or about July 2, 2002, which is the fourth business day following the date of this prospectus supplement.

                               ----------------

                          Joint Book-Running Managers:

Salomon Smith Barney                              Banc of America Securities LLC
JPMorgan                                              Credit Suisse First Boston

                                  Co-Manager:

                                 Scotia Capital

June 26, 2002

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or that the information we previously filed with the SEC and incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other then the date of the document incorporated by reference.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
Summary...................................................................  S-1
Risk Factors..............................................................  S-8
Forward-Looking Statements................................................ S-13
Use of Proceeds........................................................... S-14
Capitalization............................................................ S-14
Description of Other Indebtedness......................................... S-15
Proposed Transactions with Occidental..................................... S-19
Description of Notes...................................................... S-24
Underwriting.............................................................. S-67
Legal Matters............................................................. S-68
Where You Can Find More Information....................................... S-69

                                   Prospectus

About This Prospectus.....................................................    2
About Lyondell Chemical Company...........................................    2
The Subsidiary Guarantors.................................................    3
Risk Factors..............................................................    4
Forward-Looking Information...............................................   14
Use of Proceeds...........................................................   15
Ratio of Earnings to Fixed Charges........................................   15
Description of Debt Securities............................................   16
Description of Capital Stock..............................................   28
Market for Common Stock and Common Stock Dividends........................   33
Description of Warrants...................................................   34
Description of Stock Purchase Contracts and Securities Purchase Units.....   34
Plan of Distribution......................................................   35
General Information.......................................................   36
Legal Opinions............................................................   36
Experts...................................................................   36
Where You Can Find More Information.......................................   37

                          ALTERNATIVE SETTLEMENT DATE

   It is expected that delivery of the notes will be made on or about July 2, 2002, which is the fourth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade notes on the date of this prospectus supplement or the next three succeeding business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who will trade notes on the date of this prospectus supplement or the next three succeeding business days should consult their own advisor.

                       MARKET, RANKING AND INDUSTRY DATA

   The data included or incorporated by reference in this prospectus supplement and the accompanying prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources and our estimates. Our estimates are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and our management's knowledge and experience. We believe these estimates to be accurate as of the date of the document in which the estimates were made or as of the date specified in such document. However, this information may prove to be inaccurate because of the methods by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

   Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the New Hampshire Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the New Hampshire Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.

                                    SUMMARY

Our Business

   We are a global chemical company with low-cost operations and leading producer positions in all of our major products. We manufacture and market a variety of intermediate and performance chemicals, including propylene oxide, propylene glycol, propylene glycol ethers, butanediol, toluene diisocyanate, styrene monomer, and tertiary butyl alcohol and its derivative methyl tertiary butyl ether (MTBE), which are collectively known as our intermediate chemicals and derivatives business.

   We currently own 41 percent of Equistar Chemicals, LP, a Delaware limited partnership, which operates petrochemicals and polymers businesses. Equistar's petrochemicals business manufactures and markets olefins, oxygenated products, aromatics and specialty products. Equistar's olefins are ethylene, propylene and butadiene, and its oxygenated products include ethylene oxide, ethylene glycol, ethanol and MTBE. Equistar's aromatics are benzene and toluene. Equistar's polymers business manufactures and markets polyolefins, including high density polyethylene, low density polyethylene, linear low density polyethylene, polypropylene and performance polymers. Equistar's performance polymers include enhanced grades of polyethylene, such as wire and cable insulating resins, and polymeric powders.

   We have agreed in principle with Occidental Petroleum Corporation, one of our Equistar partners, to acquire its 29.5 percent share of Equistar. We have also agreed in principle to issue and sell to Occidental for $440 million in cash (1) between 30 and 34 million shares of newly created series B of our common stock, depending on the market price of our common stock at the time of issuance, (2) five-year warrants exercisable for the purchase of 5 million shares of our regular common stock at a price of $25 per share, subject to adjustment, and (3) the right to receive a contingent payment having a value, depending on the amount of Equistar distributions, of up to $35 million in cash or stock as determined by us. We will use the $440 million in proceeds to fund our purchase of Occidental's interest in Equistar. The principal difference between the series B common shares and our regular common shares is that we will have the right to pay dividends on the series B shares in the form of additional series B shares, rather than cash. The pay-in-kind right will continue until the series B shares are converted into shares identical to our currently outstanding common shares, which is expected to occur two to three years after issuance. Following completion of the transactions, which is subject to completion and execution of definitive documentation, approval by our stockholders and other customary conditions, we will own 70.5 percent of Equistar. We anticipate that these transactions will close during the third quarter of 2002. See "Proposed Transactions with Occidental."

   We also own 58.75 percent of LYONDELL-CITGO Refining LP, a Delaware limited partnership (LCR), which produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants. LCR sells its principal refined products primarily to CITGO Petroleum Corporation. In addition, we recently increased our ownership of Lyondell Methanol Company, L.P. (LMC), which produces methanol, from 75 percent to 100 percent.

   In this prospectus supplement, we refer to Lyondell, its wholly owned and majority owned subsidiaries, and its ownership interest in equity affiliates as "we" or "us," unless we specifically state otherwise or the context indicates otherwise. Lyondell is a Delaware corporation with principal executive offices located at 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone:
(713) 652-7200).

Financing Plan and Consent Solicitation

   This offering is part of a series of transactions, including the following:

 Credit Facility Amendment

   We expect to amend and restate our credit facility to, among other things, extend the maturity date of the revolving credit facility to June 30, 2005, reduce the size of the revolving credit facility to $350 million, make certain financial ratio requirements less restrictive and make certain covenants limiting acquisitions and capital expenditures more restrictive. Closing of this offering is conditioned upon closing of the credit facility amendment, and closing of the credit facility amendment is conditioned upon closing of this offering and the application of the net proceeds as described under "Use of Proceeds."

   We will use $204 million of the net proceeds of this offering to prepay $200 million of the debt outstanding under Term Loan E of our credit facility and pay a 2% prepayment premium. We will use the remaining net proceeds for working capital and general corporate purposes.

 Common Stock Offering

   We expect to sell 7.2 million shares of our common stock pursuant to a separate prospectus supplement and intend to use the net proceeds for working capital and general corporate purposes. Closing of the common stock offering is not a condition to closing of this offering or the credit facility amendment.

 Consent Solicitation

   We are soliciting consents to proposed amendments to the indentures related to our existing senior secured and senior subordinated notes. One of the amendments would revise an existing exception to the "restricted payments" limitation in the indentures. The existing exception allows us to pay common stock dividends in an aggregate amount each year equal to our current $0.90 per share annual dividend on all common shares that are outstanding prior to this offering and on a limited number of additional shares that may be issued. The amendment would permit us to pay the $0.90 dividend on all current and future shares. If the amendments are adopted, the pertinent provisions in the existing indentures will be the same as those in the indenture for the notes offered in this offering. The consent solicitation will close after this offering and this offering is not conditioned on the consent solicitation.

                                  The Offering

Issuer......................  Lyondell Chemical Company.

Notes Offered...............  $278,000,000 principal amount of 11 1/8% Senior
                              Secured Notes due 2012.

Maturity Date...............  The notes will mature on July 15, 2012.

Interest Payment Dates......  Interest payments will be made annually on each
                              January 15 and July 15, beginning January 15,
                              2003.

Guarantees..................  The notes will be unconditionally guaranteed by our subsidiaries Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. The guarantees of the notes will be general obligations of each guarantor and will rank equally with all existing and future unsubordinated debt of each guarantor. These subsidiaries are also guarantors of our obligations under our credit facility and under our existing senior secured notes. You should read "Description of Notes--Subsidiary Guarantees" for a description of the guarantees.

Collateral..................  The notes will be secured by a lien equally and ratably with all secured debt outstanding under our credit facility and our existing senior secured notes and, with respect to certain of our manufacturing plants, the debentures that we assumed when we acquired ARCO Chemical Company, which we call the Lyondell debentures. The liens will constitute first-priority liens, subject to certain exceptions and permitted liens, on:

                              .  our personal property;

                              . substantially all the equity interests of domestic subsidiaries directly owned by us and 65% of the stock of foreign subsidiaries directly owned by us;

                              . the rights of certain of our subsidiaries to receive distributions from certain of our existing joint ventures in which they own equity interests; and

                              .  mortgages on our facilities located in
                                 Bayport, Texas, Channelview, Texas and Lake
                                 Charles, Louisiana.

                              If and when the liens no longer secure amounts under our credit facility, the notes, as well as the existing senior secured notes and the Lyondell debentures, will automatically cease to be secured by the liens. The liens that secure amounts under our credit facility would be released if such a release were approved by the requisite lenders under the credit facility, and the consent of the holders of the notes would not be required for such a release. In addition, the collateral agent and Lyondell may amend the provisions of the security documents with the consent of the requisite lenders and without the consent of the holders of the notes. The lenders under our credit facility will have the sole ability to control remedies (including any sale or liquidation after acceleration of the notes or the debt under the credit facility) with respect to the collateral. See "Risk Factors--You may not be able to fully realize the value of your liens--The security for your benefit can be released without your consent." You should read "Description of Notes--Security" for a more complete description of the security granted to the holders of the notes.

Ranking.....................  The notes will rank equally with all our existing and future unsecured senior debt and prior to all such debt to the extent of the value of the collateral available to the holders of the notes, which collateral is shared by such holders on a ratable basis with the holders of our other senior secured debt, including the debt under the credit facility, debt under our existing senior secured notes and, with respect to the mortgages, the Lyondell debentures.

                              The notes will also effectively rank junior to all liabilities of our subsidiaries that have not guaranteed the notes and all liabilities of our joint ventures.

                              After giving effect to our proposed sale of the notes, at March 31, 2002:

                              .  We and the guarantors would have had
                                 outstanding approximately $3.4 billion of unsubordinated debt that was secured by the same assets, including the notes;

                              . Our joint ventures, which have not guaranteed the notes, would have had approximately $3.5 billion of outstanding liabilities, including trade payables, that are effectively senior to the notes; and

                              . Our subsidiaries that have not guaranteed the notes would have had approximately $66 million of outstanding liabilities, principally trade payables, that are effectively senior to the notes.

Optional Redemption.........  We may redeem any of the notes at any time on or after July 15, 2007 at the redemption prices described in "Description of Notes--Optional Redemption."

Change of Control...........  Upon the occurrence of certain change of control events described in "Description of Notes--
                              Repurchase at the Option of Holders-- Change of Control" you may require us to repurchase some or all of your notes at 101% of their principal amount, plus accrued interest. The occurrence of those events will impose similar repurchase requirements for our other senior secured notes and our senior subordinated notes and may also be an event of default under our credit facility. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation in such circumstances. You should read carefully the sections called "Risk Factors--We may not be able to repurchase your notes upon a change of control" and "Description of Notes."

Covenants...................  The indenture governing the notes contains certain covenants limiting or prohibiting our ability and our subsidiaries' ability to:

                              . incur additional debt or issue subsidiary preferred stock;

                              .  increase dividends on our capital stock;

                              .  redeem or repurchase capital stock or
                                 repurchase subordinated debt;

                              . engage in transactions with affiliates, except on an arm's-length basis;

                              . create liens or engage in sale and leaseback transactions;

                              .  make some types of investments and sell
                                 assets; and

                              .  consolidate or merge with, or sell
                                 substantially all our assets to, another person.

                              Certain of these covenants will no longer apply if the notes are rated "BBB-" by Standard & Poor's or "Baa3" by Moody's, even if such notes are subsequently downgraded to a lower rating. You should read "Description of Notes--Certain Covenants" for a description of these covenants.

Condition to Closing........  The completion of this sale of notes and the effectiveness of the credit facility amendment described under "Description of Other Indebtedness--Credit Facility" are conditioned on each other.

Use of Proceeds.............  We will use $204 million of the net proceeds from this offering to prepay $200 million of the debt outstanding under Term Loan E of our credit facility and pay a 2% prepayment premium. We will use the remaining net proceeds for working capital and general corporate purposes.

                                  Risk Factors

   You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus.

                      Summary Consolidated Financial Data

   The following table presents our summary consolidated financial data. The historical financial data has been derived from our audited consolidated financial statements for the years ended December 31, 1999, 2000 and 2001 and from our unaudited consolidated financial statements for the three months ended March 31, 2001 and 2002. You should read this summary consolidated financial data in connection with the business and financial information contained in our Form 10-K and Form 10-Q filings incorporated by reference in this prospectus supplement, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto.

                                                                For the three
                                          For the year ended    months ended
                                             December 31,         March 31,
                                         ---------------------  --------------
                                          1999    2000   2001    2001    2002
                                         ------  ------ ------  ------  ------
                                                                 (unaudited)
                                                   (in millions)
Income statement data:
Sales and other operating revenues
 (a)...................................  $3,660  $4,003 $3,193  $  849  $  674
Cost of sales (a)......................   2,923   3,402  2,799     761     589
Selling, general and administrative and
 research and development expenses
 (a)...................................     299     230    189      49      47
Income (loss) from equity investments..      76     199     40       2     (21)
Net income (loss) (b)..................    (115)    437   (150)    (34)    (55)

Other financial data:
EBITDA before unusual items (c)........     728     636    425      97      95
Net cash distributions from joint
 ventures (d)..........................     154     240    121      20      (1)
Adjusted EBITDA (e)....................     882     876    546     117      94
Cash interest expense (f)..............     586     496    371      96      89
Depreciation and amortization (g)......     330     279    269      65      60
Capital expenditures (h)...............     131     104     68      11      11

Balance sheet data (at end of period):
Property, plant and equipment, net.....   4,291   2,429  2,293   2,361   2,265
Total assets...........................   9,498   7,047  6,703   6,913   6,375
Total debt (i).........................   6,271   3,854  3,853   3,852   3,840
Total stockholders' equity.............   1,007   1,145    749   1,030     654

                                                                  For the twelve
                                                                   months ended
                                                                  March 31, 2002
                                                                  --------------
                                                                   (dollars in
                                                                    millions)
Pro forma financial data (j):
Adjusted EBITDA..................................................     $  523
Cash interest expense............................................        380
Cash and cash equivalents........................................        293
Total debt (at end of period)....................................      3,916
Ratio of debt to adjusted EBITDA.................................        7.5x
Ratio of adjusted EBITDA to cash interest expense................        1.4x

                  Notes To Summary Consolidated Financial Data

(a) Amortization of intangible assets included in historical amounts for the years ended December 31, 1999, 2000 and 2001 and the three months ended March 31, 2001 has been reclassified to conform to the March 31, 2002 presentation.
(b) As a result of implementing Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, pretax earnings in 2002 and subsequent years will be favorably affected by $30 million annually because of the elimination of goodwill amortization. The following table adjusts Lyondell's reported net income (loss) for all periods presented for the effects of goodwill amortization expense.

                                                               For the three
                                         For the year ended,   months ended
                                            December 31,         March 31,
                                         --------------------  --------------
                                          1999   2000   2001    2001    2002
                                         ------  ----- ------  ------  ------
                                                    (unaudited)
                                               (millions of dollars)
   Reported net income (loss)........... $ (115) $ 437 $ (150) $  (34) $  (55)
   Add back: goodwill amortization, net
    of tax..............................     27     23     22       5      --
                                         ------  ----- ------  ------  ------
   Adjusted net income (loss)........... $  (88) $ 460 $ (128) $  (29) $  (55)
                                         ------  ----- ------  ------  ------
   Diluted earnings per share
   Reported net income (loss)........... $(1.10) $3.71 $(1.28) $(0.29) $(0.47)
   Add back: goodwill amortization, net
    of tax..............................   0.26   0.20   0.19    0.04      --
                                         ------  ----- ------  ------  ------
   Adjusted net income (loss)........... $(0.84) $3.91 $(1.09) $(0.25) $(0.47)
                                         ------  ----- ------  ------  ------

(c) EBITDA before unusual items is calculated as net income before (1) equity income from Equistar, LCR and LMC, (2) net interest expense, (3) taxes, (4) depreciation and amortization, (5) net unusual charges and (6) gain on sale of assets. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of our ability to fund our cash needs. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring our ability to service debt. In addition, it should be noted that companies calculate EBITDA differently and therefore EBITDA as presented for us may not be comparable to EBITDA reported by other companies. Net unusual charges were $15 million in 1999 and $63 million for 2001. Gain on sale of assets was $590 million for 2000.

(d) Net cash distributions from joint ventures include cash distributions from Equistar, LCR and LMC, other than extraordinary distributions and net of investments and loans to Equistar, LCR and LMC to finance capital expenditures.

(e) Adjusted EBITDA is calculated as EBITDA before unusual items plus net cash distributions from joint ventures as defined in (d) above.

(f) Cash interest expense is calculated as interest expense less amortization of debt issuance costs as set forth in (g) below.

(g) Includes amortization of debt issuance costs of $30 million for 1999, $18 million for 2000, $15 million for 2001, $3 million for the three months ended March 31, 2001 and $4 million for the three months ended March 31, 2002.

(h) Excludes contributions to our PO-11 joint venture to fund capital projects of $3 million for 2000, $119 million for 2001, $10 million for the three months ended March 31, 2001 and $12 million for the three months ended March 31, 2002.

(i) Does not include $3 billion in joint venture debt as of March 31, 2002, which includes $331 million of Equistar debt for which Lyondell remains contingently liable.

(j) Pro forma data presents the results of Lyondell as if this offering and the application of the net proceeds had been completed as of March 31, 2002 for balance sheet purposes and as of April 1, 2001 for income statement purposes.

                                  RISK FACTORS

   There are many risks that may affect your investment in the notes. Some of these risks, but not all of them, are listed below. You should carefully consider these risks, the risks described beginning on page 4 of the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement before buying the notes.

Our balance sheet is highly leveraged.

   As of March 31, 2002, after giving effect to the sale of the notes and the application of the net proceeds as described under "Use of Proceeds," we would have had $3.9 billion of consolidated debt, including the current portion of long-term debt. This debt would have represented approximately 83% of our total capitalization. Our consolidated debt amounts do not include approximately $3 billion in joint venture debt at March 31, 2002, which includes $331 million of Equistar debt for which we remain contingently liable.

   Our ability to pay or to refinance our debt will depend on future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. We anticipate that our operating cash flow, together with money we can borrow under our credit facility, will be sufficient to meet anticipated future cash requirements, including scheduled debt repayments, necessary capital expenditures, ongoing operations and dividends. However, if future operating cash flows are less than currently anticipated, we may be forced to reduce or delay capital expenditures, sell assets or reduce operating expenses.

Our debt agreements may restrict our ability to take certain actions.

 Our Indentures

   The indenture governing the notes and our other indentures contain various covenants that limit our ability to engage in certain transactions. These covenants limit our ability to:

  .  incur additional debt or issue subsidiary preferred stock;

  .  increase dividends on our capital stock;

  .  redeem or repurchase capital stock or repurchase subordinated debt;

  .  engage in transactions with affiliates, except on an arm's-length basis;

  .  create liens or engage in sale and leaseback transactions;

  .  make some types of investments and sell assets; and

  . consolidate or merge with, or sell substantially all our assets to, another person.

 Our credit facility

   Our credit facility also contains restrictive covenants and limits our ability to prepay other debt (including the notes) until our senior unsecured debt is rated investment grade. The credit facility also requires us to maintain specified financial ratios and to satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will be able to satisfy those covenants. Our ability to comply with the financial ratios required by the credit facility as proposed to be amended will be dependent on there being no material decrease in our results of operations in 2002 compared to 2001 and substantially improved results of operations in 2003 compared to 2001. Equistar's ability to comply with the covenants in its credit facility will similarly be dependent on substantial improvements in its operating performance in 2003.

   Our credit facility covenants also limit our ability to:

  .  increase dividends with respect to our capital stock;

  .  make some types of investments; and

  .  allow our subsidiaries to incur some types and amounts of debt.

   A breach of any of these provisions could permit the lenders to declare all amounts outstanding under the credit facility to be immediately due and payable and to terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that debt. Under the terms of the notes, we will pledge the same assets pledged under the credit facility and our existing senior secured notes as security for obligations under the notes. Some of these assets are also pledged to secure Lyondell's debentures. If the lenders under our credit facility were to accelerate the repayment of borrowings thereunder, we cannot assure you that we would have sufficient assets to repay the notes.

Our joint ventures are not subject to most of the covenants under the notes.

   Neither Equistar nor LCR is a "subsidiary" or a "restricted subsidiary" of Lyondell, as those terms are defined in the indenture governing the notes. Therefore, these and our other joint ventures are not subject to the covenants described above. As a result, holders of the notes will have no recourse if Equistar or LCR substantially increases its debt leverage. The indenture obligates us to use our best efforts, consistent with our contractual obligations and fiduciary duties, to ensure that our joint ventures do not agree to restrictions on their ability to make distributions to us, but that obligation is subject to significant exceptions. You should read the section called "Description of Notes--Certain Covenants--Dividend and Other Payment Restrictions Affecting Subsidiaries and Joint Ventures." Subject to the restriction summarized above, Equistar, LCR and our other joint ventures could enter into agreements that would restrict their ability to pay dividends or make other distributions to us. In addition, under applicable state law, our joint ventures may be limited in amounts that they are permitted to pay as distributions on their equity interests. Any such restriction on distributions by Equistar or LCR could have a material adverse effect on us.

   Moreover, a default by a joint venture under any of its debt instruments generally would not, so long as that joint venture is not a "restricted subsidiary" as defined in the indenture, give rise to a default under the indenture governing the notes, even though the creditors of the defaulting joint venture would have remedies against the joint venture. As a result, you will have no recourse if any of these joint ventures defaults on any of its debt. A default by Equistar under any of its material debt instruments would, however, give rise to a default under our credit facility. A default by any joint venture on its debt could result in reduced distributions by such joint venture to us. Reduced distributions by a significant joint venture could have a material adverse effect on us.

The notes are subordinated to debt of our subsidiaries and joint ventures.

   None of our joint ventures have guaranteed the notes. Our subsidiaries Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. are guarantors under the credit facility and of our existing senior secured and senior subordinated notes and will be guarantors of the notes. None of our other subsidiaries will initially guarantee the notes. As a result, the notes are not debt of our joint ventures or subsidiaries, other than Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P., and holders of the debt and other liabilities, including trade payables, of these joint ventures and other subsidiaries will effectively be senior to claims against those entities by you. At March 31, 2002, these other subsidiaries had $66 million of outstanding liabilities, including trade payables, and these joint ventures had approximately $3.5 billion of outstanding liabilities, including trade payables.

We may not be able to repurchase your notes upon a change of control.

   Upon the occurrence of certain change of control events as described in "Description of Notes," you may require us to purchase the notes at 101% of their principal amount, plus accrued interest. We cannot assure you that we will have the financial resources to purchase the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other debt. Our credit facility provides that certain change of control events will constitute a default under the credit facility and could result in the acceleration of the maturity of all debt under the credit facility. Our outstanding senior secured notes and senior subordinated notes have similar repurchase requirements to those applicable to the notes. Future debt might contain similar provisions.

You may not be able to fully realize the value of your liens.

 The security for your benefit can be released without your consent

   The liens for the benefit of the notes may be released without your vote or consent:

  . The security documents generally provide for an automatic release of all liens on any asset that is disposed of in compliance with the provisions of the security documents.

  . Any lien can be released if approved by the requisite number of lenders under our credit facility.

  . The collateral agent and Lyondell may amend the provisions of the security documents with the consent of the requisite number of lenders under our credit facility and without your consent.

  . The lenders under our credit facility will have the sole ability to control remedies (including upon sale or liquidation of the collateral after acceleration of the notes or the debt under the credit facility) with respect to the collateral.

  . The notes, as well as the existing senior secured notes and the Lyondell debentures, will automatically cease to be secured by those liens if and when those liens no longer secure amounts under our credit facility.

   As a result, we cannot assure you that the notes will continue to be secured by a substantial portion of our assets. You will have no recourse if the lenders under our credit facility approve the release of any or all the collateral, even if that release adversely affects any rating of the notes.

 The collateral may not be valuable enough to satisfy all the obligations secured by the collateral

   We will secure our obligations under the notes by the pledge of certain of our assets. This pledge is also for the benefit of the lenders under the credit facility and the holders of our other outstanding senior secured notes. The pledge of some of those assets also benefits the holders of the outstanding Lyondell debentures.

   The security documents and the indenture will provide that we may apply the proceeds of any sale of assets, including collateral (other than sales by the collateral agent after acceleration of the debt under the credit facility), to repay debt under our credit facility prior to repaying amounts owed under the notes.

   The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with this offering of notes. Accordingly, we cannot assure you that the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other debt secured thereby.

   If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on any notes, you (to the extent your notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets. By their nature, some or all the pledged assets may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the pledged assets, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the pledged assets located at that site and the ability of the collateral agent to realize or foreclose on the pledged assets at that site.

   In addition, the indenture will permit us to issue additional secured debt, including debt secured equally and ratably by the same assets pledged to you. This would reduce amounts payable to you from the proceeds of any sale of the collateral.

 Bankruptcy laws may limit your ability to realize value from the collateral

   The right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets. Under Title 11 of the United States Code, the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of "adequate protection."

 The collateral is subject to casualty risks and no mortgage title insurance has been obtained

   We are obligated under the security documents to at all times cause all the pledged assets to be properly insured and kept insured against loss or damage by fire or other hazards to the extent that such properties are usually insured by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure you that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the notes.

   In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment may not be easily replaced because they are sufficiently large or customized that replacement units generally are not readily available. Accordingly, even though there may be insurance coverage, the large size of some of the equipment and the extended period needed to manufacture replacement units could cause significant delays in replacement.

   Additionally, we are not required under the security documents to purchase any title insurance insuring the collateral agent's lien on the respective mortgaged properties. If a loss occurs arising from a title defect with respect to any mortgaged property, we cannot assure you that we could replace such property with collateral of equal value.

Fraudulent transfer statutes may limit your rights under the guarantees.

   Our obligations under the notes are guaranteed by Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P., three of our subsidiaries. The guarantees may be subject to review under various laws for the protection of creditors. It is possible that the creditors of a guarantor may challenge a guarantee as a fraudulent transfer under relevant federal and state laws, by claiming, for example, that, since the guarantee was incurred for the benefit of Lyondell (and only indirectly, if at all, for the benefit of the guarantor), the obligations of the guarantor were incurred for less than reasonably equivalent value or fair consideration. Under certain circumstances, including a finding that a guarantor was insolvent at the time its guarantee was issued, a court could hold that the obligations of the guarantor under the guarantee may be voided or are subordinate to other obligations of the guarantor or that the amount for which a guarantor is liable under a guarantee may be limited. Different jurisdictions define "insolvency" differently. However, a guarantor generally would be considered insolvent at the time it guaranteed the notes if (1) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (2) the guarantor were incurring debts beyond its ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether a guarantor was "insolvent" as of the date the notes were guaranteed, and we cannot assure you that, regardless of the method of valuation, a court would not determine that a guarantor were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether the guarantor were insolvent on the date the guarantees were issued, that the guarantees constituted fraudulent transfers on another ground.

   In an attempt to limit the applicability of fraudulent transfer laws, the indenture limits the amount of the guarantees of Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. to the amount that will result in the guarantees' not constituting fraudulent transfers or improper corporate distributions, but we cannot be certain which standard a court would apply in making a determination regarding the maximum liability of a guarantor.

There is no trading market for the notes and there may never be one.

   The notes will be new securities for which currently there is no established trading market. For these and other reasons, we cannot assure you that a trading market will develop for the notes. Although the underwriters have indicated that they intend to make a market in the notes as permitted by applicable laws and regulations, the underwriters are not obligated to do so, and they may cease market-making activities at any time without notice. Even if a market for the notes does develop, we cannot assure you that there will be liquidity in that market, or that the notes might not trade for less than their original value or face amount. If a liquid market for the notes does not develop, you may be unable to resell the notes for a long period of time, if at all. This means you may not be able to readily convert the notes into cash, and the notes may not be accepted as collateral for a loan.

   Even if a market for the notes develops, trading prices could be higher or lower than the initial offering prices. The prices of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the notes, independent of our financial performance.

                           FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "forecast," "budget," "goal" or other words that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference.

   The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

  .  the cyclical nature of the chemical and refining industries;

  .  uncertainties associated with the United States and worldwide economies;

  . substantial chemical and refinery capacity additions resulting in oversupply and declining prices and margins;

  .  the availability and cost of raw materials and utilities;

  .  access to capital markets;

  .  technological developments;

  . current and potential governmental regulatory actions in the United States and other countries;

  .  potential terrorist attacks;

  . operating interruptions (including leaks, explosions, fires, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases, and other environmental risks); and

  . our ability to implement our business strategies, including cost reductions.

   We have discussed some of these factors in more detail in the "Risk Factors" section of this prospectus supplement and the accompanying prospectus and in our other filings with the SEC, including those filings incorporated by reference into this prospectus supplement. These factors are not necessarily all the important factors that could affect us or our joint ventures. We advise you that you should (i) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and (ii) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

                                USE OF PROCEEDS

   The net proceeds to us from this offering are estimated to be approximately $269 million, after deducting discounts and commissions and estimated offering expenses payable by us. We will use $204 million of the net proceeds to prepay $200 million of the debt outstanding under Term Loan E of our credit facility and pay a 2% prepayment premium. We will use the remaining net proceeds for working capital and general corporate purposes. Pending application of the proceeds, we will invest them in marketable short-term securities. For information about our credit facility, see "Description of Other Indebtedness."

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2002 on an historical basis and as adjusted to reflect this offering and the application of the net proceeds as described under "Use of Proceeds."

   This table does not reflect the concurrent offering of 7.2 million shares of Lyondell common stock, which we expect will result in estimated net proceeds of approximately $95 million, after deducting discounts and commissions and estimated offering expenses payable by us. We intend to use the proceeds from that offering for working capital and general corporate purposes. Closing of this offering is not conditioned on closing of the common stock offering.

                                                              As of March 31,
                                                                   2002
                                                            -------------------
                                                                          As
                                                            Historical Adjusted
                                                            ---------- --------
                                                               (in millions)
Cash and cash equivalents..................................   $  228    $  293
                                                              ======    ======
Debt, including current maturities of long-term debt (a):
  Secured debt:
    Credit facility (b)....................................   $  621    $  421
    Senior Secured Notes due 2007..........................    1,900     1,900
    Senior Secured Notes due 2008..........................      393       393
    Senior Secured Notes due 2012 offered hereby (c).......       --       276
    Debentures due 2005-2020...............................      424       424
  Senior Subordinated Notes due 2009.......................      500       500
  Other debt...............................................        2         2
                                                              ------    ------
    Total debt, including current maturities of long-term
     debt..................................................    3,840     3,916
                                                              ------    ------
Minority interest..........................................      155       155
                                                              ------    ------
Stockholders' equity:
  Common stock, 250,000,000 shares authorized; 120,250,000
   shares issued...........................................      120       120
  Additional paid-in capital...............................      854       854
  Retained earnings........................................      166       166
  Accumulated other comprehensive loss.....................     (411)     (411)
  Treasury stock, at cost, 2,685,080 shares................      (75)      (75)
                                                              ------    ------
Total stockholders' equity.................................      654       654
                                                              ------    ------
Total capitalization.......................................   $4,649    $4,725
                                                              ======    ======

--------
(a) Does not include $3 billion in joint venture debt, which includes $331 million of Equistar debt for which Lyondell remains contingently liable.
(b) Total committed revolver capacity is $500 million on an actual basis, none of which was borrowed as of March 31, 2002, and $350 million on an as adjusted basis. The revolver availability is reduced to the extent of certain outstanding letters of credit, which totaled $33 million as of March 31, 2002.
(c) The $278 million principal amount of the notes is shown net of original issue discount of $2 million. As a result of the discount, the effective interest rate on the notes is 11.25%.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

   We expect to enter into an amendment and restatement of our credit facility in June 2002 that will be conditioned on the closing of this offering and the application of the net proceeds as described above under "Use of Proceeds." The amendment will, among other things, extend the maturity date of the revolving credit facility to June 30, 2005, reduce the size of the revolving credit facility to $350 million, make certain financial ratio requirements less restrictive and make certain covenants limiting acquisitions and capital expenditures more restrictive.

   As of March 31, 2002, the principal amounts outstanding, then-current interest rates and maturity dates of the term loans and revolving credit facility were as follows:

                                     Principal
                                       Amount    Current Interest
                 Debt               Outstanding        Rate          Maturity
                 ----               ------------ ----------------- -------------
   Term Loan E..................... $621 million LIBOR plus 4.375%  May 17, 2006
   Revolving loans(a)..............      --      LIBOR plus 3.500% June 30, 2003

--------
(a) We are currently required to pay a commitment fee of 0.50% on the unused portion of the revolving credit facility, which will increase to 0.75% upon closing of the credit facility amendment. The applicable interest rate margin, and the commitment fee once the credit facility is effective, payable by us will vary depending on our unsecured senior debt rating or, after the closing of the credit facility amendment, our senior secured debt rating.

   We will use $204 million of the net proceeds from the sale of the notes to prepay $200 million of the debt outstanding under Term Loan E and pay a 2% prepayment premium. We will use the remaining net proceeds for working capital and general corporate purposes.

 Security

   Our obligations under the credit facility are secured by equal and ratable liens on the collateral that will secure the notes and certain other outstanding debt.

 Subsidiary Guarantees

   Our obligations under the credit facility are guaranteed by the subsidiaries that will guarantee the notes.

 Covenants

   Our credit facility contains covenants that, subject to exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, dividends and investments, sales of assets and mergers and consolidations, and require us to use our best efforts to maintain certain ownership interests in certain of our existing joint ventures and to ensure that certain of our existing joint ventures limit capital expenditure and debt levels and maintain cash distribution policies. In addition, the credit facility requires us to maintain specified financial ratios and consolidated net worth. The breach of these covenants could permit the lenders under our credit facility to declare the loans immediately payable, which would result in an event of default under our indentures, and could permit the lenders under our credit facility to terminate future lending commitments. We were in compliance with all such covenants as of March 31, 2002. See "Risk Factors--Our debt agreements may restrict our ability to take certain actions."

 Mandatory Prepayment

   We are required to offer to make mandatory prepayments of the Term Loan E with the net cash proceeds of:

  .  asset sales;

  .  certain casualty and condemnation events;

  .  debt incurrences; and

  .  equity issuances.

   The mandatory prepayment of our Term Loan E obligations is subject to specified exceptions. The anticipated amendment to the credit facility will, among other things, waive our prepayment obligations, including elimination of the requirement that we apply net proceeds of our concurrent common stock offering to prepay Term Loan E.

 Optional Prepayment

   Subject to specified exceptions, we may (1) prepay loans under the credit facility in a minimum amount of $20 million or any larger multiple of $1 million and (2) terminate any class of loans under the credit facility or reduce permanently the amount of the commitments of any class of loans under the credit facility in a minimum amount of $20 million or any larger multiple of $1 million. We will be required to pay a 2% prepayment premium if we, at our option, prepay amounts under the Term Loan E portion of the credit facility prior to May 17, 2003, and a 1% premium if we, at our option, prepay amounts under the Term Loan E portion of the credit facility on or after May 17, 2003 but prior to May 18, 2004. Thereafter, no premiums will be required.

 Events of Default

   The credit facility includes customary events of default, including a change of control, as defined in the credit facility.

Existing Senior Secured Notes

   As of March 31, 2002, we had outstanding the following senior secured notes:

  .  $900 million of 9.625% Senior Secured Notes, Series A, due 2007;

  .  $1 billion of 9.875% Senior Secured Notes, Series B, due 2007; and

  .  $393 million of 9.500% Senior Secured Notes due 2008.

   The existing senior secured notes are secured by equal and ratable liens on the same collateral that will secure the notes offered hereby and debt under the credit facility, and these existing notes are guaranteed by the same subsidiaries that will guarantee the notes offered hereby. The indentures for the existing senior secured notes contain covenant, asset sale, change of control and event of default provisions substantially similar to the covenant, asset sale, change of control and event of default provisions in the indenture governing the notes offered hereby. We expect to commence a consent solicitation in June 2002 to our existing senior secured note holders to obtain amendments to the indentures for those notes. If the amendments are adopted, the pertinent provisions in the indentures for the existing senior secured notes will be the same as those in the indenture for the notes offered in this offering.

Senior Subordinated Notes

   As of March 31, 2002, we had outstanding $500 million of 10.875% Senior Subordinated Notes due 2009. These senior subordinated notes are guaranteed by the same subsidiaries that will guarantee the notes offered hereby. The indenture for the senior subordinated notes contains covenant, asset sale, change of control and event of default provisions substantially similar to the covenant, asset sale, change of control and event of default provisions in the indenture governing the existing senior secured notes. We expect to commence a consent solicitation in June 2002 to our existing senior subordinated note holders to obtain amendments to the indentures for those notes. If the amendments are adopted, the pertinent provisions in the indentures for the existing senior subordinated notes will be the same as those in the indenture for the notes offered in this offering.

Lyondell Debentures

   As of March 31, 2002, we had the following outstanding debentures that were originally issued by ARCO Chemical Company, which was acquired by Lyondell in 1998 and merged into Lyondell in 1999:

  .  $100 million of 9.375% debentures due 2005;

  .  $100 million of 10.250% debentures due 2010; and

  .  $224 million of 9.800% debentures due 2020.

   The debentures are secured by liens on Lyondell's manufacturing plants located in Texas and Louisiana that are equal and ratable with the liens on those assets that secure the senior secured notes and the loans under the credit facility. The indentures for these debentures contain limitations on liens and sale and leaseback transactions.

Joint Venture Debt

 Equistar Debt

   As of March 31, 2002, the principal amounts outstanding, then-current interest rates and maturity dates of the debt obligations of Equistar were as follows:

                             Principal
                               Amount
             Debt           Outstanding     Current Interest Rate         Maturity
             ----           ------------ --------------------------- ------------------
   Credit Facility
     Revolving loans (a)... $ 50 million LIBOR plus 1.250% to 2.750% August 2006
     Term loans............ $298 million      LIBOR plus 3.500%      August 2007
   Notes due 2004.......... $300 million           8.500%            February 2004
   Notes due 2006 (b)...... $150 million           6.500%            February 2006
   Notes due 2008.......... $700 million           10.125%           August 2008
   Notes due 2009.......... $599 million           8.750%            February 2009
   Debentures due 2026
    (b).................... $150 million           7.550%            February 2026
   Medium-term notes (b)... $ 31 million       9.500%-11.200%        Various dates from
                                                                     September 2002 to
                                                                     March 2005

--------
(a) Equistar currently also pays a facility fee of 0.750% per annum on the entire $500 million revolving credit facility. The applicable margin and facility fee for revolving credit facility borrowings will vary depending on Equistar's leverage ratio and usage of the revolving credit facility.
(b) This debt was assumed by Equistar from Lyondell in connection with Equistar's formation in 1997. Lyondell remains a guarantor of this debt (or, in the case of the medium-term notes, a co-obligor, although Equistar is primarily liable as between the two entities).

 Equistar Covenants

   Equistar's credit facility and senior unsecured notes indenture contain covenants that, subject to exceptions, restrict sale and leaseback transactions, investments, certain payments, lien incurrence, debt incurrence, sales of assets and mergers and consolidations and contain customary events of default, including a change of control. In addition, the Equistar credit facility requires Equistar to maintain specified financial ratios, in all cases as provided in the credit facility. The breach of these covenants could permit the lenders under Equistar's credit facility to declare the loans immediately payable, which would result in an event of default under Equistar's indentures, and could permit the lenders under Equistar's credit facility to terminate future lending commitments. Equistar was in compliance with all covenants under its debt instruments as of March 31, 2002. See "Risk Factors--Our debt agreements may restrict our ability to take certain actions." The

Equistar credit facility is secured by a lien on Equistar's accounts receivable, inventory, other personal property and certain fixed assets. Equistar's debt instruments do not prohibit the payment by it of distributions to its owners, but its credit facility and senior notes due 2008 require the payment of additional interest if, at the time of, or as a result of, payment of any such dividend, Equistar's interest coverage ratio, as defined therein, is less than 1.75 to 1.

 LCR Debt

   As of March 31, 2002, the principal amounts outstanding, then-current interest rates and maturity dates of the debt obligations of LCR were as follows:

                              Principal
                                Amount
             Debt            Outstanding   Current Interest Rate     Maturity
             ----            ------------ ------------------------ ------------
   Credit Facility
     $70 million revolving
      credit agreement.....  $ 16 million     LIBOR plus 2.000%    January 2003
     Term loans............  $450 million     LIBOR plus 2.000%    January 2003
   Loans Payable to
    Lyondell...............  $229 million     LIBOR plus basis     July 2003
                                          points consistent with a
                                                BBB+ issuer
   Loans Payable to CITGO..  $ 35 million     LIBOR plus basis     July 2003
                                           points consistent with
                                               a BBB+ issuer

 LCR Covenants

   Under the covenant provisions of its credit agreements, LCR has agreed to, among other things, maintain certain specified financial ratios (including a consolidated net worth, debt to total capitalization, interest coverage ratio and leverage ratio), not enter into certain transactions with affiliates, not make certain investments, not create certain liens, not incur certain debt, not make distributions (including distributions to its owners during an event of default or repurchases of its capital securities), not allow its subsidiaries to incur certain debt, not enter into certain asset sales and not take certain specified actions with respect to its crude supply agreement, products purchase agreement or certain of LCR's formation documents. LCR was in compliance with each of such covenants as of March 31, 2002. The breach by LCR of any of the covenants or financial requirements in its credit agreement could result in a default, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments.

                     PROPOSED TRANSACTIONS WITH OCCIDENTAL

   We and Occidental have agreed in principle that we will issue and sell to Occidental, for cash of $440 million, securities and the right to receive a contingent payment. Lyondell will use the cash to fund the purchase of Occidental's interest in Equistar. The consideration from Lyondell to Occidental will consist of:

  . between 30 and 34 million shares of Series B Common Stock, depending on the market price of Lyondell common stock at the time of closing with Occidental;

  . five-year warrants exercisable for the purchase of 5 million shares of Lyondell common stock at $25 per share, subject to adjustment; and

  . the right to receive a contingent payment having a value up to a total of $35 million, payable in cash or shares of Lyondell common stock or Series B Common Stock, as determined by Lyondell, that will be equivalent in value to 7.38% of cash distributions by Equistar on its existing ownership units for 2002 and 2003.

   Lyondell will use the $440 million in cash proceeds to purchase Occidental's interest in Equistar. Closing of the transactions with Occidental is subject to customary conditions, including (1) execution of definitive documents, (2) approval by Lyondell's stockholders of the Amended and Restated Certificate of Incorporation of Lyondell and the issuance of the securities and the right to receive the contingent payment to Occidental, (3) expiration or termination of the waiting period for the transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (4) the absence of any material injunction or legal proceeding and (5) the absence of any material adverse change in the business or financial condition of Lyondell between the date Lyondell enters into a definitive written agreement with Occidental and the closing date.

   On a pro forma basis, the transactions with Occidental would have been dilutive to our earnings per share in 2001 and the first three months of 2002 if the transactions had been completed at the beginnings of those periods. Depending on the number of shares issued, the amount of dilution could be substantial.

Determining the Number of Shares of Series B Common Stock to be Issued

   The number of shares of Series B Common Stock to be issued to Occidental will be determined by reference to the average of the high and low stock prices for Lyondell common stock, as reported on the New York Stock Exchange, for the twenty business-day period ending two business days prior to the closing date, as follows:

   20-Day Average Price at
   Closing                                     Number of Shares
   -----------------------     ------------------------------------------------
   $17.10 or Above             30 million

   Between $17.10 and $15.10   Between 30 million and 32 million, determined by
                               subtracting from 32 million the number of shares
                               computed by multiplying (a) the 20-day average
                               stock price, minus $15.10, divided by $2.00, by
                               (b) 2 million

   Equal to or between $15.10  32 million
    and $14.10

   Between $14.10 and $13.10   Between 32 million and 34 million, determined by
                               subtracting from 34 million the number of shares
                               computed by multiplying (a) the 20-day average
                               stock price, minus $13.10, by (b) 2 million

   $13.10 or Below             34 million

Description of Warrants to be Issued

   Lyondell will issue five million warrants to Occidental at the closing. Each warrant will be exercisable for one share of Lyondell common stock at an exercise price of $25.00 per share, subject to Lyondell's ability to make a "net payment" in lieu of issuing one share of Lyondell common stock upon exercise, by electing to pay the excess, if any, between the stock price per share of Lyondell common stock on the date of exercise and the exercise price. The net payment may be in the form of (1) cash, (2) shares of Lyondell common stock, (3) subject to specified limitations, Series B Common Stock or (4) a combination of (1), (2) and (3), at Lyondell's option. Each warrant will be exercisable at any time between the date of issuance and the fifth anniversary of the date of issuance.

   The number of warrants and the exercise price may be adjusted on December 31, 2002 based upon the average of the high and low per share sale prices of Lyondell common stock, as reported on the New York Stock Exchange, for the 15 business-day period ending December 31, 2002. If the 15-day average price on December 31, 2002 is $11.00 or above, the warrants will not be adjusted. If the 15-day average price on that day is between $7.00 and $11.00: (1) the number of warrants will be determined by adding to five million the number computed by multiplying (a) $11.00 minus the 15-day average stock price, by (b) 250,000; and (2) the exercise price will be determined by subtracting from $25.00 the number computed by multiplying (x) $11.00 minus the 15-day average stock price, by (y) $0.675. If the 15-day average price on that day is $7.00 or below: (1) the number of warrants will be increased to six million; and (2) the exercise price will be reduced to $22.30. The number of warrants and the exercise price will also be adjusted for any stock splits, dividends and combinations that occur during the five-year exercise period.

Potential Issuance of Additional Shares as a Contingent Payment

   In addition to the securities to be issued at the closing, Lyondell will be obligated to pay to Occidental a contingent payment equivalent in value to 7.38% of cash distributions made by Equistar on its existing ownership units that (1) relate to the period from January 1, 2002 to December 31, 2003 and (2) are made by Equistar after the closing date and before May 1, 2004. This contingent payment will be capped at $35 million. Lyondell will have the option, in its sole discretion, to satisfy this contingent payment obligation in cash or in shares of Lyondell common stock or Series B Common Stock, with a value determined at the date of distribution by Equistar.

Amendment and Restatement of Lyondell's Certificate of Incorporation

   In connection with the sale of securities to Occidental, Lyondell is amending and restating its Certificate of Incorporation in order to:

  . create a new series of common stock, the Series B Common Stock, par value
    $1.00 per share;

  . increase Lyondell's authorized common stock from 250 million shares to 420 million shares, which will consist of (1) 340 million shares of common stock, par value $1.00 per share, referred to as "Lyondell common stock," and (2) 80 million shares of Series B Common Stock; and

  . establish the relative powers, preferences, rights, qualifications, limitations and restrictions of the Lyondell common stock and Series B Common Stock.

   The principal differences between Series B Common Stock and Lyondell common stock are that Lyondell will have the right to pay dividends on the Series B Common Stock in the form of additional shares of Series B Common Stock, rather than in cash, and the Series B shares are convertible into Lyondell common stock at any time, subject to contractual restrictions. The right to pay dividends in kind will continue until shares of the Series B Common Stock are converted into shares of Lyondell common stock, which, in the case of the shares of Series B Common Stock issued to Occidental, is expected to occur two to three years after issuance. Otherwise, the terms of the Series B Common Stock are substantially the same as those of the Lyondell common stock. Lyondell's Board of Directors will be permitted to issue additional shares of authorized Series B Common Stock from time to time.

Restrictions on Conversion of Shares of Series B Common Stock into Shares of Lyondell Common Stock

   The stockholders agreement will prohibit Occidental from converting shares of Series B Common Stock into shares of Lyondell common stock until a date that is:

  .  after the third anniversary of the first issuance of Series B Common
     Stock;

  . after the second anniversary of the first issuance of Series B Common Stock, if Lyondell will not be restricted by its debt agreements from paying cash dividends on the converted shares without a dividend reduction on its then existing shares of Lyondell common stock; or

  . following the acquisition of a majority of the outstanding shares of voting stock of Lyondell by any person in a transaction not approved by Lyondell's Board of Directors.

Series B Common Stock may be converted on an earlier date with the prior written consent of Lyondell's Board of Directors. Lyondell's right to convert any or all shares of Series B Common Stock into shares of Lyondell common stock at any time in its sole discretion will not be restricted by the stockholders agreement. If the proposed amendments to the indentures regarding dividends are approved, the holders of Series B Common Stock will have the right to convert their Series B shares into Lyondell common stock after two years.

Description of Stockholders Agreement

   Lyondell will enter into a stockholders agreement with Occidental that sets forth, among other things:

  (1) restrictions on the conversion of Series B Common Stock into Lyondell common stock;

  (2) restrictions on transfer of the warrants and the shares of Lyondell common stock and Series B Common Stock issued to Occidental;

  (3) standstill provisions restricting Occidental's ability to engage or participate in specified change of control activities;

  (4) Lyondell's obligation to appoint two executive officers of Occidental, Dr. Ray R. Irani and Stephen I. Chazen, to Lyondell's Board of Directors; and

  (5) Occidental's agreement to vote for the nominees to Lyondell's Board of Directors that are proposed by the Board of Directors.

   Occidental's obligations to Lyondell under the stockholders agreement, and Lyondell's obligations to Occidental and its wholly owned affiliates under the stockholders agreement, will terminate when Occidental beneficially owns in the aggregate, directly or indirectly, a number of shares of Lyondell common stock or Series B Common Stock that is less than 50% of the initial number of shares of Series B Common Stock issued to Occidental at the closing. The obligations to Lyondell of each stockholder who will be required to become a party to the stockholders agreement and who is not an Occidental affiliate, and Lyondell's obligations to each of those stockholders under the stockholders agreement, will terminate when that stockholder beneficially owns in the aggregate, directly or indirectly, less than five million shares of Lyondell common stock.

   If Occidental beneficially owns, directly or indirectly, fewer than the initial number of shares of Series B Common Stock issued to Occidental at the closing of the transactions described in this "Proposed Transactions with Occidental" but at least 50% of the initial number of shares, then only one of such individuals, to be selected by Lyondell, will be entitled to a seat on Lyondell's Board of Directors.

Restrictions on Transfer of Securities

   The stockholders agreement will restrict the transfer of shares of Lyondell common stock, Series B Common Stock and warrants issued in connection with the transactions. Under the stockholders agreement, warrants and shares of Series B Common Stock received (1) at the closing, (2) as satisfaction of Lyondell's obligation to make a contingent payment, (3) upon exercise of a warrant and (4) as a dividend, may be transferred only to a wholly owned affiliate of Occidental.

   Under the stockholders agreement, shares of Lyondell common stock received
(1) upon conversion of Series B Common Stock, (2) as satisfaction of Lyondell's obligation to make a contingent payment, (3) upon exercise of a warrant and (4) as a dividend, may be transferred only:

  .  to a wholly owned affiliate of Occidental;

  . through a registered public offering conducted in accordance with the terms and conditions of a registration rights agreement;

  . pursuant to Rule 144 of the Securities Act of 1933, in an unsolicited "broker's transaction" (as defined in Rule 144) on a securities exchange in compliance with the volume limitations of the Securities Act, regardless of whether the volume limitations are applicable by law to the transferor; and

  . in connection with a sale of not more than 15 million shares in a single transaction or series of related transactions.

Any transferee that receives five million or more shares of Lyondell common stock that is not a wholly owned affiliate of Occidental, and that transferee's ultimate parent entity, will be required to execute the stockholders agreement.

Standstill Agreement

   The stockholders agreement will contain a provision prohibiting Occidental and each of its wholly owned affiliates, and any transferee of shares of Series B Common Stock, Lyondell common stock or warrants who is required to execute the stockholders agreement from engaging in activities that could potentially result in a change of control of Lyondell, including:

  .  acquiring additional Lyondell securities;

  .  initiating a proxy contest or change of control transaction;

  . seeking additional seats on, or control of, Lyondell's Board of Directors or control of Lyondell policies, alone or in concert with others; and

  . granting any proxy or other voting power to any person other than Lyondell or its designees.

   An exception to these restrictions will be granted to Occidental and each of its wholly owned affiliates so that these restrictions will be suspended following commencement of any exchange or tender offer for Lyondell common stock by a third party without Lyondell's consent. In addition, (1) Occidental may purchase up to 320,000 shares of Lyondell common stock in the open market in each calendar quarter (but only so long as after a purchase of additional shares, Occidental will beneficially own less than 40% of Lyondell's outstanding common stock) without being in violation of the standstill provisions and (2) the issuance of any shares of Series B Common Stock or Lyondell common stock in connection with the transactions or as a dividend will not be a violation of the standstill provisions.

   In the stockholders agreement, Occidental will agree to cause each share of Lyondell securities it beneficially owns, directly or indirectly, that are entitled to vote on any matter to be "present" for the taking of any Lyondell shareholder action and to vote "for" the nominees to Lyondell's Board of Directors that are proposed by the directors sitting on Lyondell's Board of Directors at the time of nomination.

Registration Rights

   Lyondell will enter into a registration rights agreement at the closing to provide for registration rights with respect to shares of Lyondell common stock issued to Occidental (1) as a dividend, (2) upon conversion of Series B Common Stock, (3) upon exercise of a warrant or (4) in satisfaction of Lyondell's obligation to make a contingent payment to Occidental. Neither Series B Common Stock nor the Warrants will have registration rights.

   Holders of Lyondell common stock with registration rights will have the right to demand registration of their shares in an underwritten offering once in any 12-month period if the offering is for at least 8 million shares and has an estimated public offering price of $100 million. Holders will have the right to demand registration in an offering that is not underwritten up to three times (or two, if holders have requested an underwritten offering during such period) in any 12-month period if the offering is for at least three million shares. Lyondell will have the right to delay registration under specified circumstances.

   Lyondell will be required to notify holders of Lyondell common stock with registration rights if it plans to conduct an underwritten public offering of shares of Lyondell common stock solely for cash and include a holder's shares in the registered offering if the holder so requests. However, Lyondell may reduce the number of qualified shares of Lyondell common stock so registered on the recommendation of the lead managing underwriter, and Lyondell may also in its sole discretion withdraw any such registration statement and abandon any proposed offering.

   Registration rights may be transferred together with shares of Lyondell common stock if the transfer of the shares is permitted by the stockholders agreement and (1) the transfer is to a wholly owned affiliate of Occidental or
(2) the transfer is for a minimum of five million shares.

                              DESCRIPTION OF NOTES

   As used in this "Description of Notes," the term the "Company" refers to Lyondell Chemical Company and not to any of its subsidiaries. For definitions of certain terms used in the following summary, see "Certain Definitions."

General

   The notes will be issued pursuant to an indenture among the Company, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee (the Trustee). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the Trust Indenture Act). The notes are subject to all such terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement of all the terms. Because this is a summary, it does not contain all the information that may be important to you. You should read the indenture in its entirety, including the definitions in the indenture of certain terms used below.

   The notes will be general secured obligations of the Company and will rank pari passu in right of payment with all other existing and future unsubordinated Indebtedness of the Company, including Indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes. While unsecured and unsubordinated indebtedness ranks pari passu with the notes in right of payment, the holders of the notes, together with the holders of other outstanding secured indebtedness, may, to the exclusion of unsecured creditors, seek recourse against the pledged assets as security for the notes and such other secured indebtedness until amounts owed under the notes and the other secured indebtedness are satisfied in full. The Company's obligations under the notes will also be guaranteed on a senior basis by the Subsidiary Guarantors. See "Subsidiary Guarantees." As of the Issue Date, ARCO Chemical Technology, Inc., ARCO Chemical Technology, L.P. and Lyondell Chemical Nederland, Ltd. will be the only Subsidiary Guarantors. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated Indebtedness of the Subsidiary Guarantors. At March 31, 2002, on a pro forma basis after giving effect to this offering:

  . approximately $3.4 billion in principal amount of outstanding unsubordinated Indebtedness of the Company and the Subsidiary Guarantors would have been secured, including the notes, the Indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes;

  . approximately $39 million of outstanding Indebtedness of the Company and the Subsidiary Guarantors would have been pari passu with the notes and unsecured and ranking effectively junior to the notes to the extent of the value of the assets securing the notes, consisting primarily of hedging obligations and undrawn letters of credit; and

  . the $500 million in principal amount of Senior Subordinated Notes are, by their terms, subordinated to the notes.

   Structural Subordination. Many of the operations of the Company are conducted through its Subsidiaries and Joint Ventures and, therefore, the Company is dependent upon the cash flow of its Subsidiaries and Joint Ventures to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company's Subsidiaries and Joint Ventures, except to the extent they are Subsidiary Guarantors. Any right of the Company to receive assets of any of its Subsidiaries or Joint Ventures that are not Subsidiary Guarantors upon the latter's liquidation or reorganization or insolvency (and the consequent right of the holders of notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's or Joint Venture's creditors and preferred stockholders, except to the extent that the Company is itself recognized as a creditor of such Subsidiary or Joint Venture. In that case, the claims of the

Company would still be subordinate to any lien or security interest in the assets of such Subsidiary or Joint Venture and any Indebtedness of such Subsidiary or Joint Venture senior to that held by the Company. At March 31, 2002, on a pro forma basis after giving effect to this offering, the notes would have been effectively subordinated to approximately $3.5 billion of outstanding liabilities of the Company's Joint Ventures, including trade payables, and approximately $66 million of outstanding liabilities, including trade payables, of the nonguarantor subsidiaries. See "Risk Factors--The notes are subordinated to debt of our subsidiaries and joint ventures."

   Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries and Joint Ventures, so long as they are not Subsidiaries of the Company (and, if they are Subsidiaries, at any time that they are designated as Unrestricted Subsidiaries), will not be subject to many of the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

   The notes will mature on July 15, 2012. Interest on the notes will accrue at the rate per annum set forth on the cover page hereof and will be payable semiannually in arrears on January 15 and July 15 of each year, commencing on January 15, 2003, to holders of record on the immediately preceding January 1 or July 1, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 2, 2002.

   Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, and interest and liquidated damages, if any, on the notes will be payable at the office or agency of the Company maintained for such purpose within the City and the State of New York or, at the option of the Company, payment of interest and liquidated damages, if any, may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments with respect to Global Notes, the holders of which have given wire transfer instructions, on or prior to the relevant record date, to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The notes will initially be issued in global form and, in the event they are subsequently certificated, in denominations of $1,000 and integral multiples thereof.

   Subject to the covenants described below under "Certain Covenants," the Company may issue additional notes under the indenture having the same terms in all respects as the notes (or in all respects except for the payment of interest on the notes (i) scheduled and paid prior to the date of issuance of such notes or (ii) payable on the first interest payment date following such date of issuance); provided that the aggregate principal amount of notes outstanding after giving effect to any such issuance shall not exceed the amount that may be equally and ratably secured with obligations under the Existing Credit Facility without causing a default under the Existing Credit Facility; provided further that prior to any such issuance, the Company shall have delivered to the Trustee an opinion of counsel confirming that the holders of the outstanding notes will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such additional notes were not issued. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture.

Security

   Under the Security Documents referred to below, the notes will be secured by a lien equally and ratably with all Senior Indebtedness owing under the Existing Credit Facility and the Existing Senior Secured Notes (and, with respect to certain of the Company's manufacturing plants described below, with Existing ARCO Chemical Debt as well) pursuant to certain security agreements and pledge agreements, as amended from time to time (collectively, the "Security Documents") between the Company or certain of its Restricted Subsidiaries and JPMorgan Chase Bank, as collateral agent.

   The liens granted under the Security Documents constitute first-priority liens, subject to certain exceptions and permitted liens described therein, on:

  .  personal property of the Company;

  . substantially all the stock directly owned by the Company of the Company's domestic subsidiaries and 65% of the stock directly owned by the Company of the Company's foreign subsidiaries (other than the stock of certain subsidiaries for which consent is required in order to permit a pledge to the extent such consent has not been obtained);

  . the rights of certain of the Company's Joint Venture Subsidiaries to receive distributions from Joint Ventures in which they hold Equity Interests; and

  . mortgages on the Company's facilities located in Bayport, Texas, Channelview, Texas and Lake Charles, Louisiana

(collectively and together with any other assets that may be pledged from time to time, the Collateral).

   The indenture and the Security Documents will also require that holders of the notes be granted a lien equally and ratably with any lien granted on additional assets to secure the holders of Senior Indebtedness under the Existing Credit Facility subsequent to the Issue Date.

   The liens that will secure the notes also secure the Existing Credit Facility, the Existing Senior Secured Notes and, in the case of the mortgages, the Existing Arco Chemical Debt. The notes, as well as the Existing Senior Secured Notes and the Existing Arco Chemical Debt, will automatically cease to be secured by those liens if and when those liens no longer secure the Existing Credit Facility. The liens that secure the Existing Credit Facility would be released if such a release were approved by the requisite lenders under the Existing Credit Facility, and the consent of the holders of the notes would not be required for such a release. The Security Documents generally provide that liens will be automatically released if the assets subject to such lien are transferred or otherwise disposed of in compliance with the provisions of the Existing Credit Facility. The Existing Credit Facility specifically provides that liens will be automatically released from assets that are the subject of a Major Asset Sale and that are transferred to a Subject Asset Transferee in accordance with the terms of the Existing Credit Facility. In addition, the collateral agent and the Company may amend the provisions of the Security Documents with the consent of the requisite lenders under the Existing Credit Facility and without the consent of the holders of the notes. The lenders under the Existing Credit Facility have the sole ability to control remedies (including upon sale or liquidation after acceleration of the notes or the debt under the Existing Credit Facility) with respect to the collateral. The indenture will provide that the Company and its Restricted Subsidiaries that are parties to any Security Documents will comply with all the covenants and agreements contained in such Security Documents the failure to comply with which would have a material and adverse effect on the Liens purported to be created thereby, unless such failure to comply is waived by the requisite lenders under the Existing Credit Facility and, after that waiver, the Company is in compliance with the covenant described under "Security." See "Risk Factors--You may not be able to fully realize the value of your liens--The security for your benefit can be released without your consent."

   From and after the date when all liens granted in favor of the holders of Senior Indebtedness under the Existing Credit Facility are released, the provisions regarding security described above will no longer apply. The provisions of the covenant described below under "Certain Covenants--Liens" will, however, continue to apply.

Subsidiary Guarantees

   As of the Issue Date, ARCO Chemical Technology, Inc., ARCO Chemical Technology, L.P. and Lyondell Chemical Nederland, Ltd. will be the only Subsidiary Guarantors. In addition, the indenture will provide that any Restricted Subsidiary that Guarantees or secures the payment of any other Indebtedness of the Company or any of its Restricted Subsidiaries must also guarantee the payment of the notes, subject to certain exceptions described below under "Certain Covenants--Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries." The Subsidiary Guarantors will unconditionally guarantee the due and punctual payment of the principal of and premium, if any, and interest and liquidated damages, if any, on the notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by declaration or otherwise (the "Subsidiary Guarantees"). The terms of each Subsidiary Guarantee will provide that the obligations of the Subsidiary Guarantor thereunder will be limited so as not to constitute a fraudulent conveyance under applicable law. The Subsidiary Guarantees will be general senior obligations of the Subsidiary Guarantors.

   The indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving person) another corporation, person or entity, whether or not affiliated with such Subsidiary Guarantor unless:

     (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger if other than the Company or such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under its Subsidiary Guarantee;

     (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

     (iii) the Company would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period,

        (A) have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, and

       (B) except with respect to a consolidation or merger with a person that has no outstanding Indebtedness, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

The requirements of clauses (i) and (iii) of this paragraph will not apply in the case of a consolidation with or merger with or into the Company and the requirements of clause (iii) of this paragraph will not apply in the case of a consolidation with or merger with or into another Subsidiary Guarantor.

   The indenture will provide that:

     (i) in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Subsidiary Guarantor to any person that is not an Affiliate of the Company, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See "Repurchase at the Option of Holders--Asset Sales";

     (ii) upon the release or discharge of the Guarantee that resulted in the creation of the Subsidiary Guarantee of such Subsidiary Guarantor (or, in the case of the Subsidiary Guarantee of ARCO Chemical Technology, Inc., ARCO Chemical Technology L.P. or Lyondell Chemical Nederland, Ltd. issued on the Issue Date, the release or discharge of its Guarantee of Indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes), except a discharge or release by or as a result of payment under such Guarantee, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; and

     (iii) upon the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

   See "Certain Covenants--Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries."

Mandatory Redemption

   Except as set forth below under "Repurchase at the Option of Holders," the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption

   The notes will not be redeemable at the option of the Company prior to July 15, 2007. Thereafter, the notes will be subject to redemption at the option of the Company, in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the following years:

   Year                                                               Percentage
   ----                                                               ----------
   2007..............................................................  105.563%
   2008..............................................................  103.708%
   2009..............................................................  101.854%
   2010 and thereafter...............................................  100.000%

Selection and Notice

   If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

 Change of Control

   Upon the occurrence of a Change of Control, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to the offer described below (the Change of Control Offer) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the Change of Control Payment) on a date that is not more than 90 days after the occurrence of such Change of Control (the Change of Control Payment Date). Within 30 days following any Change of Control, the Company will mail, or at the Company's request the Trustee will mail, a notice to each holder offering to repurchase the notes held by such holder pursuant to the procedures specified in such notice. The Company will comply with the requirements of Rule l4e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful,

     (1) accept for payment all notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer,

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered, and

     (3) deliver or cause to be delivered to the Trustee the notes so accepted, together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

   The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such note will be in a principal amount of $1,000 or an integral multiple thereof.

   A failure by the Company to comply with the provisions of the two preceding paragraphs will constitute an Event of Default under the indenture. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. See "Events of Default and Remedies."

   There can be no assurance that the Company will have the financial resources to purchase the notes, particularly if a Change of Control triggers a similar repurchase requirement for, or results in the acceleration of, other Indebtedness. The Existing Senior Secured Notes and Senior Subordinated Notes contain a similar repurchase requirement. The Existing Credit Facility provides that certain events constituting a Change of Control will constitute a default under, and could result in the acceleration of the maturity of, the Existing Credit Facility. Future indebtedness might contain similar provisions. Accordingly, the Company might not be able to fulfill its obligation to repurchase any notes if a Change of Control occurs. See "Risk Factors--We may not be able to repurchase your notes upon a change of control."

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   "Change of Control" means the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole to any person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a person or group who, prior to such transaction, held a majority of the voting power of the voting stock of the Company; (ii) the acquisition by any person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise; or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

   The phrase "all or substantially all" the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" the assets of the Company has occurred, in which case a holder's ability to obtain the benefit of a Change of Control Offer may be impaired.

 Asset Sales

   The indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (i) the Company and/or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as conclusively evidenced by a resolution of the Board of Directors of the Company set forth in an officers' certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (ii) at least 80% of the consideration therefor received by the Company and/or such Restricted Subsidiary is in the form of

       (A) cash or Cash Equivalents or

       (B) a controlling interest or a joint venture interest (to the extent otherwise permitted by the indenture) in a business engaged in a Permitted Business or long-term property or assets that are used or useful in a Permitted Business;

provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

     (a) to permanently repay Senior Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of the Company or a Subsidiary Guarantor or Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of any Restricted Subsidiary that is not a Subsidiary Guarantor; provided that so long as the notes are secured, only (A) repayment of Senior Indebtedness incurred under the Existing Credit Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) or (B) if a Restricted Subsidiary that is not a Subsidiary Guarantor has consummated the Asset Sale, repayment of Indebtedness of such Restricted Subsidiary (with a corresponding reduction in commitments with respect thereto in the case of revolving borrowings), shall constitute a repayment of Indebtedness permitted pursuant to this clause (a); or

     (b) to acquire a controlling interest or a joint venture interest (to the extent otherwise permitted by the indenture) in another business or the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business (or enter into a binding commitment for any such expenditure or acquisition); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such expenditure or acquisition is consummated and
  (y) the 180th day following the expiration of the aforementioned 360-day period. If the expenditure or acquisition contemplated by such binding commitment is not consummated on or before such 180th day and the Company shall not have applied such Net Proceeds pursuant to clause (a) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds at any time.

However, so long as the notes are secured, the Company may not apply Net Proceeds of a Significant Asset Sale pursuant to clause (b) to satisfy its obligations under the first sentence of this paragraph except to the extent that the provisions of the Existing Credit Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) require a mandatory prepayment from such proceeds but the requisite lenders thereunder have waived such mandatory prepayment. Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Existing Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds under the indenture exceeds $25 million, the Company will be required to make an offer to all holders of notes (an Asset Sale Offer) to purchase the maximum principal amount of notes and (i) if the Company is required to do so under the terms of any other Indebtedness ranking pari passu with such notes, such other Indebtedness and (ii) if the Company elects to do so, any Existing ARCO Chemical Debt, on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of notes (and any other pari passu Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offers is less than the Excess Proceeds, the Company may, subject to the other terms of the indenture, use any remaining Excess Proceeds for general corporate purposes.
If the aggregate principal amount of notes surrendered by holders thereof in connection with any Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of the offer to purchase made under the indenture, the amount of Excess Proceeds under the indenture shall be reset at zero.

Certain Covenants

 Restricted Payments

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than (x) dividends or distributions payable in Qualified Equity Interests of the Company and (y) dividends or distributions payable to the Company or any Restricted Subsidiary of the Company);

     (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Restricted Subsidiaries or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries);

     (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness ("Subordinated Debt") of the Company or any Restricted Subsidiary that is subordinated by its terms to the notes or the Subsidiary Guarantees, as applicable (other than Indebtedness owed to the Company or any Restricted Subsidiary), except, in each case, payment of interest or principal at Stated Maturity; or

     (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as Restricted Payments);

unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors) of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

     (a) no Default or Event of Default shall have occurred and be continuing after giving effect thereto;

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption "Reports" immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after May 17, 1999 (excluding Restricted Payments permitted by clauses
  (b)(to the extent paid to the Company or any of its Restricted Subsidiaries or to the extent such distributions are deducted as a minority interest in calculating Consolidated Net Income), (c), (d), (e), (g), (j), (n) and (p) of the next succeeding paragraph and 50% of any Restricted Payments permitted by clause (h) of the next succeeding paragraph), is less than the sum, without duplication, of:

       (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing on April 1, 1999, to the end of the

    Company's most recently ended fiscal quarter for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption "Reports" at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

       (ii) 100% of the aggregate net cash proceeds received by the Company or any of its Restricted Subsidiaries from the issue or sale (other than to a Subsidiary or Joint Venture of the Company) after May 17, 1999 of Qualified Equity Interests of the Company or of debt securities of the Company or any of its Restricted Subsidiaries that have been converted into or exchanged for such Qualified Equity Interests of the Company, plus

       (iii) to the extent that any Restricted Investment (other than a Restricted Investment permitted to be made pursuant to clause (g) or
    (h) below) that was made after May 17, 1999 is sold for cash or otherwise liquidated, repaid or otherwise reduced, including by way of dividend (to the extent not included in calculating Consolidated Net Income), for cash, the lesser of (A) the cash return with respect to such Restricted Investment (less the cost of disposition, if any) and
    (B) the initial amount of such Restricted Investment, plus

       (iv) an amount equal to the sum of

         (A) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or other transfers of assets (to the extent not included in calculating Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and

         (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the net market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

  provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments (other than Restricted Investments permitted to be made pursuant to clause (g) or
  (h) below) previously made after May 17, 1999 by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

   If, other than with respect to payments made under clauses (a) and (n) below, no Default or Event of Default shall have occurred and be continuing after giving effect to such Restricted Payment, the foregoing provisions will not prohibit the following Restricted Payments:

     (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

     (b) dividends or distributions by any Restricted Subsidiary of the Company payable

       (x) to all holders of a class of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that is more favorable to the Company; provided that at least 50% of such class of Capital Stock is held by the Company and/or one or more of its Restricted
    Subsidiaries, or

       (y) to all holders of a class of Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor issued after the Issue Date in compliance with the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (c) the payment of cash dividends on any series of Disqualified Stock issued after May 17, 1999 in an aggregate amount not to exceed the cash received by the Company since May 17, 1999 upon issuance of such Disqualified Stock;

     (d) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company, any Restricted Subsidiary or any Joint Venture (or the acquisition of all the outstanding Equity Interests of any person that conducts no operations and has no assets or liabilities other than the ownership of Equity Interests in a Joint Venture) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of, Qualified Equity Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

     (e) the defeasance, redemption or repurchase of Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of Qualified Equity Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

     (f) the repurchase, redemption or other acquisition or retirement for value of (i) any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement or (ii) any Equity Interests of the Company that are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee or director stock options or upon exercise or satisfaction of other similar instruments outstanding under employee or director benefit plans of the Company or any Subsidiary of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5 million in any fiscal year of the Company;

     (g) Restricted Investments in any of the Specified Joint Ventures (including, without limitation, the purchase of Equity Interests of a Specified Joint Venture directly from another person or the purchase of all the outstanding Equity Interests of any person that conducts no operations and has no assets or liabilities other than the ownership of Equity Interests of a Specified Joint Venture) to the extent that the proceeds thereof are used to purchase or redeem an interest of another person in such Specified Joint Venture (other than the Company, a Restricted Subsidiary or an Affiliate of the Company, except a person that is deemed to be an Affiliate solely by virtue of its ownership of Equity Interests of the Company acquired in exchange for Equity Interests in such Specified Joint Venture); provided that after giving pro forma effect thereto as if such Restricted Payment (and any related incurrence of Indebtedness) had been made at the beginning of the most recently ended four-full-fiscal-quarter period for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption "Reports" immediately preceding the date of such Restricted Payment, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     (h) Restricted Investments in any Joint Venture made during any fiscal year of the Company or within 45 days after the end of such fiscal year in amounts that, together with all other Restricted Investments made in such Joint Venture in respect of such fiscal year in reliance on this clause (h) during such fiscal year or within 45 days after the end of such fiscal year, do not exceed the amount of dividends or distributions previously paid in respect of such fiscal year to the Company or any Restricted Subsidiary by such Joint Venture;

     (i) the payment of dividends on the Company's common stock at a rate not to exceed $0.90 per share per annum (such $0.90 amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transactions made after the Issue Date so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction);

     (j) distributions or payments of Receivables Fees;

     (k) (i) Investments in any Joint Venture or Unrestricted Subsidiary organized to construct, own and/or operate a propylene oxide plant in the European Union in an aggregate amount that, together with all other

  Investments made pursuant to this clause (k), does not exceed $100.0 million and (ii) the pledge of the Capital Stock of such Joint Venture or Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding directly or indirectly of Equity Interests of such Joint Venture to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary;

     (l) (i) (x) the transfer of the TDI Assets to a newly formed Joint Venture or Unrestricted Subsidiary or (y) the designation of any Restricted Subsidiary that has no assets or liabilities other than all or a portion of the TDI Assets as an Unrestricted Subsidiary, in each case, in connection with the incurrence of Indebtedness by such Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia to improve the Rhodia TDI Plant and (ii) the pledge of the Capital Stock of such Joint Venture or Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding directly or indirectly of Equity Interests of such Joint Venture to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia;

     (m) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a Change of Control pursuant to a provision no more favorable to the holders thereof than the provision of the indenture described under "Repurchase at the Option of Holders--Change of Control" or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than the provision of the indenture described under "Repurchase at the Option of Holders--Asset Sales"; provided that, in each case, prior to such repurchase, the Company has made a Change of Control Offer or Asset Sale Offer, as applicable, and repurchased all notes issued under the indenture that were validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

     (n) distributions by any Restricted Subsidiary or Joint Venture of chemicals to a holder of Capital Stock of such Restricted Subsidiary or Joint Venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such Joint Venture or Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arm's-length basis (or pursuant to a provision that imposes a substantially equivalent requirement);

     (o) any other Restricted Payment that, together with all other Restricted Payments made pursuant to this clause (o) on or after May 17, 1999, does not exceed $25 million (after giving effect to any subsequent reduction in the amount of any Investments made pursuant to this clause (o) as a result of the repayment or other disposition thereof for cash as set forth in clause (iii) of the first paragraph above, the amount of such reduction not to exceed the amount of such Investments previously made pursuant to this clause (o)); and

     (p) dividends or distributions by any Joint Venture (other than a Specified Joint Venture) to all holders of a class of Capital Stock of such Joint Venture permitted by clause (b)(x) above; provided that after giving effect to such dividends or distributions and any related transactions, the Joint Venture making such dividends or distributions to such holders is contractually entitled to receive, and receives within 180 days before or after the date of such dividends or distributions, directly or indirectly, an equivalent or larger cash payment from each such holder (other than from a holder that is the Company or any Restricted Subsidiary) or from an Affiliate of such holder, which cash payment has not been previously applied pursuant to this clause (p) to offset any other dividend or distribution by such Joint Venture to such holder and (y) such dividends or distributions do not exceed such holders' pro rata share of the Joint Venture's cash flows from operating activities, minus any noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period or amortization of a prepaid cash expense in any future period.

   The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant (except to the extent such Investments were repaid in cash, and, in the case of a Joint Venture (and any Subsidiary of a Joint Venture) designated as an Unrestricted Subsidiary on the first day that it is a Subsidiary of the Company, except to the extent that (1) such Investments were made after May 17, 1999 or (2) in the case of a Specified Joint Venture, such Investments were made prior to May 17, 1999). All such outstanding Investments (except as provided in the parenthetical included in the preceding sentence) will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as conclusively determined by the Board of Directors). Such designation will only be permitted if any such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In the case of any designation by the Company of a person as an Unrestricted Subsidiary on the first day that such person is a Subsidiary of the Company in accordance with the provisions of the indenture, such designation shall be deemed to have occurred for all purposes of the indenture simultaneously with, and automatically upon, such person becoming a Subsidiary.

   Not later than the date of making any Restricted Payment, other than those permitted by clauses (b)(x), (f), (j) and (n) above, and not later than the 120th day after making any Restricted Payment permitted by clause (f) above, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "--Restricted Payments" were computed.

   For purposes of this covenant, any payment made on or after May 17, 1999 but prior to the Issue Date shall be deemed to be a "Restricted Payment" to the extent such payment would have been a Restricted Payment had the indenture been in effect at the time of such payment (and, to the extent that any such Restricted Payment was permitted by clauses (a) through (p) above, such Restricted Payment may be deemed by the Company to have been made pursuant to such clause).

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The indenture will provide that, on or after the Issue Date:

  . the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt);

  . the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock (including Acquired Disqualified Stock); and

  . the Company will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock (including Acquired Preferred Stock);

provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and the Company and the Subsidiary Guarantors may issue shares of Disqualified Stock (including Acquired Disqualified Stock) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption "Reports" immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Letters of credit and bankers' acceptances shall be deemed to have an aggregate principal amount of Indebtedness equal to the maximum amount available thereunder.

   The foregoing provisions will not apply to:

     (i) the incurrence by the Company of Indebtedness pursuant to the Existing Credit Facility (and by its Subsidiaries of Guarantees thereof) in an aggregate principal amount at any time outstanding not to exceed an amount equal to $3.199 billion less the aggregate amount of all mandatory repayments (other than mandatory prepayments triggered solely by the issuance of Indebtedness or Preferred Stock of a Finance Subsidiary to refinance the Existing Credit Facility) applied after May 17, 1999 to (i) repay loans (other than revolving credit loans) outstanding thereunder or
  (ii) permanently reduce the revolving credit commitments thereunder;

     (ii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes (other than additional notes) and the Subsidiary Guarantees thereof;

     (iii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness of the type described in clause (i), (ii) or (v) through (xii) of this covenant);

     (iv) the incurrence by the Company or any of its Restricted Subsidiaries of any Permitted Refinancing in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted to be incurred under the Fixed Charge Coverage Ratio test set forth above or clause (ii) or (iii) above or (xiii) or (xiv) below or this clause (iv);

     (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes or the Subsidiary Guarantee, as the case may be, and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

     (vi) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of (A) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates or (B) fixing or hedging risk with respect to fluctuations in the cost of raw materials; provided that such obligation is entered into for valid business purposes other than speculative purposes (as determined by the Company's or such Restricted Subsidiary's principal financial officer in the exercise of his or her good faith business judgment);

     (vii) the issuance by any of the Company's Restricted Subsidiaries of shares of Preferred Stock to the Company or a Wholly Owned Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of Equity Interests that results in such Preferred Stock being held by a person other than the Company or a Wholly Owned Restricted Subsidiary or (B) the transfer or other disposition by the Company or a Wholly Owned Restricted Subsidiary of any such shares to a person other than the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Subsidiary on such date that is not permitted by this clause (vii);

     (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Company or such Restricted Subsidiary and the incurrence by the Company of Indebtedness represented by letters of credit incurred in connection with the PBGC Settlement;

     (ix) the incurrence by any Restricted Subsidiary of the Company of Indebtedness or the issuance by any Restricted Subsidiary of Preferred Stock, the aggregate principal amount or liquidation preference of which, together with all other Indebtedness and Preferred Stock of the Company's Restricted Subsidiaries at the time outstanding and incurred or issued in reliance upon this clause (ix), does not exceed $50.0 million;

     (x) the issuance by any Finance Subsidiary of Preferred Stock with an aggregate liquidation preference not exceeding the amount of Indebtedness of the Company held by such Finance Subsidiary; provided that the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption "Reports" immediately preceding the date on which such Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Preferred Stock had been issued at the beginning of such four-quarter period;

     (xi) the incurrence of Indebtedness by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding and incurred in reliance upon this clause (xi) not to exceed $100.0 million;

     (xii) the Guarantee by any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

     (xiii) Acquired Debt or Acquired Disqualified Stock; provided that such Indebtedness or Disqualified Stock was not incurred in connection with or in contemplation of such person's becoming a Restricted Subsidiary; and provided further that immediately after giving effect to such incurrence, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption "Reports" immediately preceding the date of such incurrence would have been at least 2.0 to 1, determined on a pro forma basis;

     (xiv) Indebtedness or Disqualified Stock of a Specified Joint Venture or a Subsidiary thereof existing at the time such Specified Joint Venture first becomes a Restricted Subsidiary; provided that such Indebtedness or Disqualified Stock was not incurred in connection with or in contemplation of such Specified Joint Venture's becoming a Restricted Subsidiary; and provided further that immediately after giving effect to such Specified Joint Venture's becoming a Restricted Subsidiary, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption "Reports" immediately preceding the date on which such Specified Joint Venture became a Restricted Subsidiary would have been, determined on a pro forma basis, (i) at least 2.0 to 1 or (ii) equal to or greater than it was immediately prior to such Specified Joint Venture's becoming a Restricted Subsidiary;

     (xv) with respect to any Specified Joint Venture that becomes a Restricted Subsidiary, the incurrence by such Specified Joint Venture of Indebtedness under any revolving credit facility in an aggregate principal amount at any time outstanding not to exceed the aggregate principal amount of committed financing under all revolving credit facilities of such Specified Joint Venture as in effect on May 17, 1999; and

     (xvi) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding and incurred in reliance on this clause
  (xvi) not to exceed $25.0 million.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through
(xvi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness or Preferred Stock in any manner that complies with this covenant, and such Indebtedness or Preferred Stock will be treated as having been incurred pursuant to the clauses or the first paragraph hereof, as the case may be, designated by the Company. The amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

 Liens

   The indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, unless all payments due under the indenture and the notes or the Subsidiary Guarantees are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the Subsidiary Guarantees, prior to the obligations so secured) until such time as such obligations are no longer so secured.

 Dividend and Other Payment Restrictions Affecting Subsidiaries and Joint
 Ventures

   The indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any Restricted Subsidiary to:

     (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries

         (1) on its Capital Stock, or

         (2) with respect to any other interest or participation in, or measured by, its profits, or

       (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except for such restrictions existing under or by reason of:

     (a) existing agreements as in effect on the Issue Date;

     (b) Indebtedness permitted by the indenture to be incurred containing restrictions on the ability of Restricted Subsidiaries to consummate transactions of the types described in clause (i), (ii) or (iii) above not materially more restrictive than those contained in the indenture;

     (c) the indenture;

     (d) applicable law;

     (e) existing restrictions with respect to a person acquired by the Company or any of its Restricted Subsidiaries (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

     (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

     (g) construction loans and purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so constructed or acquired;

     (h) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

     (i) a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Permitted Refinancing are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as conclusively evidenced by a resolution of the Board of Directors);

     (j) customary restrictions on a Finance Subsidiary imposed in such Finance Subsidiary's organizational documents or by the terms of its Preferred Stock;

     (k) any restriction with respect to shares of Capital Stock of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such shares of Capital Stock or any restriction with respect to the assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such assets or all or substantially all the Capital Stock of such Restricted Subsidiary pending the closing of such sale or disposition;

     (l) in the case of any Restricted Subsidiary that is a Joint Venture, customary restrictions on such Restricted Subsidiary contained in its joint venture agreement, which restrictions are consistent with the past practice of the Company and its Restricted Subsidiaries (as conclusively evidenced by a resolution of the Board of Directors);

     (m) existing restrictions with respect to a Specified Joint Venture or the property or assets thereof or a Subsidiary of a Specified Joint Venture or the property or assets thereof, in each case, at the time such Specified Joint Venture first becomes a Restricted Subsidiary (except to the extent such restrictions were put in place in connection with or in contemplation of such Specified Joint Venture becoming a Restricted Subsidiary), which restrictions are not applicable to any person, or the properties or assets of any person, other than such Specified Joint Venture or the property or assets thereof or a Subsidiary of such Specified Joint Venture or the property or assets thereof; and

     (n) the Existing Credit Facility and related documentation as the same is in effect on the Issue Date and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time; provided that the Existing Credit Facility and related documentation as so amended, modified, extended, reviewed, refunded, refinanced, restated or replaced is not materially more restrictive, taken as a whole, as to the matters enumerated above than the Existing Credit Facility and related documentation as in effect on the Issue Date (as conclusively evidenced by a resolution of the Board of Directors).

   For purposes of determining compliance with this covenant, in the event that a restriction meets the criteria of more than one of the categories of permitted restrictions described in clauses (a) through (n) above, the Company shall, in its sole discretion, classify such restriction in any manner that complies with this covenant, and such restriction will be treated as existing pursuant to the clauses designated by the Company.

   In addition, the indenture will provide that the Company will use best efforts (consistent with its contractual obligations and fiduciary duties to any Joint Venture, in each case, as in effect on the Issue Date) not to permit any of its Joint Ventures that are not Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of such Joint Venture to:

     (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries

         (1) on its Capital Stock or

         (2) with respect to any other interest or participation in, or measured by, its profits or

       (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except for such restrictions existing under or by reason of:

     (a) such Joint Venture's joint venture agreement or its credit facility (provided that in each case such restrictions are consistent with the past practice of the Company);

     (b) in the case of any Joint Venture existing on the Issue Date, its existing agreements as in effect on the date of the indenture and as amended, modified, extended, restated or replaced from time to time;

  provided that no such amendment, modification, extension, restatement or replacement results in agreements that are materially more restrictive, taken as a whole, as to the matters enumerated above than the existing agreements as in effect on the date of the indenture (as conclusively evidenced by a resolution of the Board of Directors);

     (c) in the case of LCR, any instrument governing its Indebtedness; and

     (d) the restrictions described in clauses (d), (e), (f), (g), (h), (j),
  (k) and (n) of the first sentence of this covenant (assuming that references in clauses (h) and (k) to Restricted Subsidiary were references to a Joint Venture).

 Sale and Leaseback Transactions

   The indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

     (a) the Company or such Restricted Subsidiary, as the case may be, could have

       (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" (whether or not such covenant has ceased to be otherwise in effect as described below under "Limitation on Applicability of Certain Covenants if Notes Rated Investment Grade") and

       (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens" without securing the notes; and

     (b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as conclusively determined by the Board of Directors) of the property that is the subject of such Sale and Leaseback Transaction.

 Line of Business

   The indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

 Merger, Consolidation or Sale of Assets

   The indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions, to another corporation, person or entity unless: (i) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the corporation formed by or surviving any such consolidation or merger (if other than the Company) or the corporation to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Company under the notes, the indenture and the Security Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) except with respect to a consolidation or merger of the Company with or into a person that has no outstanding Indebtedness, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." The foregoing shall not prohibit the merger or consolidation of a Wholly Owned Restricted Subsidiary with the Company; provided that, in connection with any such merger or consolidation, no consideration (other than common stock in the surviving person or the Company) shall be issued or distributed to the stockholders of the Company.

   The sale, assignment, transfer, lease, conveyance or other disposition by the Company of all or substantially all its property or assets taken as a whole to one or more of the Company's Subsidiaries shall not relieve the Company from its obligations under the indenture and the notes. In addition, the indenture will provide that the Company will not lease all or substantially all its assets to another person.

 Transactions With Affiliates

   The indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an Affiliate Transaction), unless (i) such Affiliate Transaction is on an arm's-length basis and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that:

     (i) transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

     (ii) transactions between or among the Company and/or its Restricted Subsidiaries;

     (iii) any Restricted Payment permitted by the provisions of the indenture described under the caption "--Restricted Payments," of the type described in clause (i) or (ii) of the first paragraph thereof;

     (iv) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

     (v) transactions entered into on an arm's-length basis in the ordinary course of business between the Company or any of its Restricted
  Subsidiaries and any Joint Venture;

     (vi) sales (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable and the provision of billing, collection and other services in connection therewith, in each case, to an Accounts Receivable Subsidiary in connection with any Receivables Facility; and

     (vii) transactions pursuant to any contract or agreement in effect on the date of the indenture as the same may be amended, modified or replaced from time to time so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Company and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the indenture (as conclusively evidenced by a resolution of the Board of Directors);

  in each case, shall not be deemed to be Affiliate Transactions and therefore not subject to the requirements of clauses (i) and (ii) of the initial paragraph above.

 Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries

   The indenture provides that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Restricted Subsidiaries (except Indebtedness of such Restricted Subsidiary or a Restricted Subsidiary of such Restricted Subsidiary) unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and agrees not to in any manner whatsoever claim or take the benefit or advantage of, either (i) any right to receive payment by way of subrogation against the Company or against any direct or indirect security for such obligation, or any other right to be reimbursed, indemnified or exonerated by or for the account of the Company in respect thereof or (ii) any right to receive payment, in the nature of contribution or for any other reason, from any other Subsidiary Guarantor with respect to such payment, in each case so long as any amount payable by the Company under the indenture or under the notes remains unpaid; provided that this paragraph shall not be applicable to
(x) any Guarantee of any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person's becoming a Restricted Subsidiary, (y) Guarantees of Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary by a Restricted Subsidiary that is a Foreign Subsidiary or (z) the granting of Liens by a Joint Venture Subsidiary to secure Indebtedness under the Existing Credit Facility, the Existing Senior Secured Notes and the notes. If the notes are (A) pari passu with the Guaranteed Indebtedness, then the Subsidiary Guarantee shall be pari passu with, or senior to, the guarantee of such Guaranteed Indebtedness or (B) senior to the Guaranteed Indebtedness, then the Subsidiary Guarantee shall be senior to the guarantee of such Guaranteed Indebtedness at least to the extent that the notes are senior to such Guaranteed Indebtedness.

   Notwithstanding the foregoing, each Subsidiary Guarantee by a Restricted Subsidiary will provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any person not an Affiliate of the Company, of all the Company's and each Restricted Subsidiary's Capital Stock in such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture), (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee (or, in the case of the Subsidiary Guarantee of ARCO Chemical Technology, Inc., ARCO Chemical Technology, L.P. or Lyondell Chemical Nederland, Ltd. issued on the Issue Date, the release or discharge of its respective Guarantee of Indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes), except a discharge or release by or as a result of payment under such Guarantee and (iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture.

 Accounts Receivable Facilities

   The indenture will provide that the Company may, and any of its Restricted Subsidiaries may, sell (including a sale in exchange for a promissory note of or an Equity Interest in such Accounts Receivable Subsidiary) at any time and from time to time, accounts receivable to any Accounts Receivable Subsidiary; provided that the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables sold.

 No Amendment to Subordination Provisions

   The indenture will provide that the Company will not amend, modify or alter the Senior Subordinated Note Indenture in any way that would amend the subordination provisions of the Senior Subordinated Note Indenture or any of the defined terms used therein in a manner that would be adverse to the holders of the notes.

Limitation of Applicability of Certain Covenants if Notes Rated Investment
Grade

   Notwithstanding the foregoing, the Company's and its Restricted Subsidiaries' obligations to comply with the provisions of the indenture described above under the captions "Certain Covenants--Restricted Payments," "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "Certain Covenants--Dividend and other Payment Restrictions Affecting Subsidiaries," "Certain Covenants--Line of Business," "Certain Covenants-- Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries," "Certain Covenants--Transactions with Affiliates," "Certain Covenants--Accounts Receivable Facilities" and "Repurchase at the Option of Holders--Asset Sales" will terminate and cease to have any further effect from and after the first date when the notes are rated Investment Grade.

Reports

   The indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any notes issued thereunder are outstanding, the Company will furnish to the Trustee and the holders of notes
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

   The indenture will provide that each of the following constitutes an Event of Default with respect to the notes:

     (i) default for 30 days in the payment when due of interest on the notes;

     (ii) default in payment when due of the principal of or premium, if any, on the notes at maturity or otherwise;

     (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "Repurchase at the Option of Holders--Asset Sales" or "Certain Covenants--Merger, Consolidation or Sale of Assets";

     (iv) failure by the Company for 60 days after notice by the Trustee or holders of at least 25% in principal amount of the then outstanding notes to comply with any of its other agreements in the indenture or the notes;

     (v) any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or any Indebtedness for money borrowed Guaranteed by the Company or any of its Significant Subsidiaries if the Company or a Significant Subsidiary does not perform its payment obligations under such Guarantee within any grace period provided for in the documentation governing such Guarantee) and, whether such Indebtedness or Guarantee exists on the date of the indenture or is thereafter created, which default
  (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $50 million or more;

     (vi) failure by the Company or any of its Significant Subsidiaries to pay a final judgment or final judgments aggregating in excess of $50 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

     (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries;

     (viii) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under the Subsidiary Guarantees; and

     (ix) any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the holders of the notes any of the Liens purported to be created thereby, or any of the Security Documents is declared null and void or the Company or any Restricted Subsidiary denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case other than in accordance with the terms of the indenture or the terms of the Existing Credit Facility or the Security Documents (including the cessation of effectiveness of any Security Document in connection with the release of all collateral covered thereby in accordance with the terms of the indenture, the Existing Credit Facility, the Existing Senior Secured
  Note Indentures and such Security Document) or unless waived by the requisite lenders under the Existing Credit Facility if, after that waiver, the Company is in compliance with the covenant described under "Security"); provided that if a failure of the sort described in this clause (ix) is susceptible of cure, no Event of Default shall arise under this clause (ix) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or the holders of at least 25% in principal amount of the then outstanding notes issued under the indenture.

   If an Event of Default (other than an Event of Default specified in clause
(vii) above that occurs with respect to the Company or any Subsidiary Guarantor) occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders (the Acceleration Notice)), may, and the Trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued interest on such notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (vii) above occurs with respect to the Company or any Subsidiary Guarantor, the principal of and premium, if any, and accrued interest and liquidated damages, if any, on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences under the notes if (i) all existing Events of Default, other than the nonpayment of the principal of and premium, if any, and interest and liquidated damages, if any, on such notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "Modification and Waiver."

   The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of the notes. A holder may not pursue any remedy with respect to the indenture or the notes unless: (i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;
(iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of or premium, if any, or interest on such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in such notes, which right shall not be impaired or affected without the consent of the holder.

   The indenture will require certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that they have conducted or supervised a review of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the indenture and that, to the best of such officers' knowledge, based upon such review, the Company has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee promptly of any default or defaults in the performance of any covenants or agreements under the indenture.

Modification and Waiver

   Modifications and amendments of the indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any note, (ii) reduce the principal amount of or premium, if any, or interest on any note, (iii) reduce any amount payable on redemption of the notes or upon the occurrence of an Event of Default or reduce the Change of Control Payment or the amount to be paid in connection with an Asset Sale Offer, (iv) change the place or currency of payment of principal of or premium, if any, or interest on any note, (v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note, (vi) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture, (vii) waive a default in the payment of principal of or premium, if any, or interest on the notes (except as set forth in the penultimate sentence of the second paragraph under the caption "Events of Default and Remedies"), (viii) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, (ix) modify or change any provision of the indenture affecting the ranking of the notes or the Subsidiary Guarantees in a manner adverse to the holders of the notes, (x) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture other than in accordance with the provisions of the indenture, or amend or modify any provision relating to such release or (xi) directly or indirectly release the Liens created by the Security Documents on all or substantially all the Collateral (other than in accordance with the terms of the Existing Credit Facility or the Security Documents or with the consent of the requisite lenders under the Existing Credit Facility if, after such consent, the Company is in compliance with the covenant described under "Security").

   Neither the Company nor any of its Subsidiaries or Affiliates will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of such notes that consent, waive or agree to amend such term or provision in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Defeasance

   Defeasance and Discharge. The indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the notes (and any Subsidiary Guarantor will be discharged from any and all obligations in respect of its Subsidiary Guarantee) on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to such notes and such Subsidiary Guarantees (except for, among other matters, certain obligations to register the transfer or exchange of such notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and accrued interest on such notes on the Stated Maturity of such payments in accordance with the terms of the indenture and such notes to redemption or maturity, as the case may be, (B) the Company has delivered to the Trustee (i) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or (y) a ruling directed to the Trustee or the Company received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (ii) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, or any comparable provision or applicable law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound and (D) if at such time such notes are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of such deposit, defeasance and discharge.

   Defeasance of Certain Covenants and Certain Events of Default. The indenture further will provide that the provisions of the indenture will no longer be in effect with respect to the provision described under "Security," clause (iv) under "Certain Covenants--Merger, Consolidation and Sale of Assets" and all the covenants described under "Certain Covenants," and clauses (iii) and (iv) under "Events of Default" with respect to such covenants and clause (iv) under "Certain Covenants--Merger, Consolidation and Sale of Assets," and clauses (v),
(vi) and (ix) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and accrued interest on such notes on the Stated Maturity of such payments in accordance with the terms of the indenture and such notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

   Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes issued thereunder as described in the immediately preceding paragraph and such notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government obligations on deposit with the Trustee will be sufficient to pay amounts due on such notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator, stockholder or other holder of Equity Interests of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the Subsidiary Guarantees, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Transfer and Exchange

   A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture.

   The registered holder of a note will be treated as the owner of it for all purposes.

Concerning the Trustee

   The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Lyondell, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes issued under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

   The Bank of New York will act as Trustee for the notes and is also the trustee for the Existing Senior Secured Notes and the Senior Subordinated Notes, the transfer agent for the Company's stock and a lender under its credit facility.

Additional Information

   A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Book-Entry, Delivery and Form

   The certificates representing the notes will be issued in fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, the Depository Trust Company ("DTC").

   Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants

(with respect to interests of persons other than participants). Purchasers may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

   So long as DTC, or its nominee, is the registered owner or holder of a Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture and the notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

   Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Subsidiary Guarantors, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the record of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

   Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

   The Company expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

   The Company understands that DTC is:

  . a limited purpose trust company organized under the laws of the State of New York;

  .  a "banking organization" within the meaning of New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  . a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

  .  securities brokers and dealers;

  .  banks, trust companies; and

  .  clearing corporations and certain other organizations.

   Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationships with a participant, either directly or indirectly ("indirect participants").

   Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   If DTC is at any time unwilling or unable to continue as a depository for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, at the option of the Company in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

   The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

 Transfers of Interests in Global Notes for Certificated Notes

   An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC
(x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to such notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related notes.

   Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

   Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

 Same Day Settlement and Payment

   The indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, at the agency or office of the Company maintained for such purpose in The City and State of New York or, at the Company's option, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Accounts Receivable Subsidiary" means any Wholly Owned Subsidiary of the Company (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries, (ii) which is designated by the Company as an Accounts Receivables Subsidiary pursuant to an officers' certificate delivered to the Trustee, (iii) no portion of Indebtedness or any other obligation (contingent or otherwise) of which is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, or subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (I) representations, warranties and covenants (or any indemnity with respect to such representations, warranties and covenants) entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary or (II) any guarantee of any such accounts receivable financing by the Company or any Restricted Subsidiary that is permitted to be incurred pursuant to the covenant described under the caption entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (iv) with which neither the Company nor any Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable in accordance with the covenant described under the caption "Certain Covenants--Accounts Receivable Facilities" and fees payable in the ordinary course of business in connection with servicing accounts receivable and (v) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary in accordance with the covenant described under "Certain Covenants-- Accounts Receivable Facilities" or (b) to maintain or preserve the solvency, any balance sheet term, financial condition, level of income or results of operations thereof.

   "Acquired Debt" means, with respect to any specified person, (i) Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

   "Acquired Disqualified Stock" means, with respect to any specified person, Disqualified Stock of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Disqualified Stock incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person.

   "Acquired Preferred Stock" means, with respect to any specified person, Preferred Stock of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Preferred Stock incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person.

   "Acquiring person" means a person other than a Subject Assets Transferee which acquires (i) all or a portion of the Subject Assets or (ii) an interest in a Subject Assets Transferee in connection with a Major Asset Sale.

   "Adjusted Consolidated Cash Flow" means, for any period, the sum of Consolidated Cash Flow of the Company for such period plus the aggregate Distributable Joint Venture Cash Flow of the Company and its Restricted Subsidiaries, determined on a consolidated basis, for such period.

   "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; provided further that the foregoing proviso shall not apply for purposes of clauses (g) and (i) of the covenant described under "Certain Covenants--Restricted Payments" or clause (d) of the definition of "Unrestricted Subsidiaries."

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition (other than the creation of a Lien) of any assets other than the disposition of inventory, equipment or Cash Equivalents in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), (ii) the sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, Unrestricted Subsidiaries or Joint Ventures and (iii) the issuance by any of the Company's Restricted Subsidiaries of Equity Interests of such Restricted Subsidiary, in the case of clause (i), (ii) or
(iii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $25 million or (b) for Net Proceeds in excess of $25 million. Notwithstanding the foregoing: (a) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (b) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (c) a Restricted Payment that is permitted by the covenant described under the caption "Certain Covenants--Restricted Payments"; (d) an issuance of Preferred Stock by a Finance Subsidiary that is permitted by the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; (e) sales (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to an Accounts Receivable Subsidiary, in connection with any Receivables Facility; and (f) Sale and Leaseback Transactions will not be deemed to be an Asset Sale.

   "Asset Sale Lien" means a Lien on the Subject Assets (including as a Lien for this purpose contractual rights with respect to the operation of the Subject Assets) arising in connection with a Major Asset Sale in favor of the Acquiring person (or an Affiliate thereof) which Lien does not secure any Indebtedness.

   "Attributable Debt" in respect of a Sale and Leaseback Transaction that is treated as a capital lease in accordance with GAAP means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Board of Directors" means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or a business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

   "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (c) demand deposits, time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million, (d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper rated at least P-1 or A-1 by Moody's or S&P, respectively, and in each case maturing within six months after the date of acquisition, (f) any fund investing exclusively in investments of the type described in clauses (a) through (e) above and (g) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

   "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such person for such period (less the Net Income of any Joint Venture to the extent included therein pursuant to clause (i) of the definition of "Consolidated Net Income"), plus, in each case, without duplication

     (i) provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period (including any provision for taxes on the Net Income of any Joint Venture that is a pass-through entity for federal income tax purposes, to the extent such taxes are paid or payable by such person or any of its Restricted Subsidiaries), to the extent that such provision for taxes was included in computing such Consolidated Net Income,

     (ii) the Fixed Charges of such person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income,

     (iii) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income and

     (iv) any non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or a reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period); minus

     (v) any noncash items increasing Consolidated Net Income for such period,

   in each case, on a consolidated basis and determined in accordance with GAAP.

   Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of the referent person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person.

   "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

     (i) the Net Income of any person that is not a Restricted Subsidiary shall be included only to the extent of the lesser of (x) the amount of dividends or distributions paid in cash (but not by means of a loan) to the referent person or a Restricted Subsidiary thereof or (y) the referent person's (or a Restricted Subsidiary of the referent person's) proportionate share of the Net Income of such other person,

     (ii) the Net Income (but not loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

     (iii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

     (iv) the cumulative effect of a change in accounting principles shall be excluded.

   "Consolidated Net Worth" means, with respect to any person as of any date, the sum of (i) the consolidated equity of the common stockholders of such person and its Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such person or a Restricted Subsidiary of such person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the date on which the notes mature shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the "asset sale" provision of the Senior Subordinated Indenture or the provision contained in the "Repurchase at the Option of Holders--Change of Control" covenant described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such notes as are required pursuant to such covenants.

   "Distributable Joint Venture Cash Flow" means, with respect to any person for any period, in the case of each Joint Venture that is not a Restricted Subsidiary of the referent person, the sum of

     (I) the lesser of:

       (x) the amount of dividends or distributions paid in cash (but not by means of a loan) by such Joint Venture to the referent person or a Restricted Subsidiary thereof or

       (y) the referent person's (or a Restricted Subsidiary of the referent person's) proportionate share of:

         (i) the Net Income of such Joint Venture for such period, plus

         (ii) to the extent deducted therefrom, depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Joint Venture for such period, plus

         (iii) any non-cash charges reducing Net Income of such Joint Venture for such period (excluding any such non-cash charge to the extent that it represents an accrual of or a reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period), less

         (iv) any non-cash items increasing Net Income of such Joint Venture for such period,

  minus (II) the aggregate amount of all Investments made by the Company or any of its Restricted Subsidiaries in such Joint Venture during such period pursuant to clause (h) of the covenant described under "Certain Covenants-- Restricted Payments," in each case determined on a consolidated basis and in accordance with GAAP.

   "Equistar Assumed Debt" means (i) the 9.125% Notes Due 2002 issued by the Company pursuant to an Indenture dated as of March 10, 1992 between the Company and First Trust National Association, as Trustee, as supplemented by the First Supplemental Indenture dated as of March 10, 1992 and the Second Supplemental Indenture dated as of December 1, 1997; (ii) the 6.5% Notes Due 2006 and the 7.55% Notes Due 2026, each issued by the Company pursuant to an Indenture dated as of January 29, 1996 between the Company and Texas Commerce Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture dated as of February 15, 1996 and the Second Supplemental Indenture dated as of December 1, 1997; and (iii) Indebtedness under the medium term notes issued by the Company, maturing at various dates from 2002 to 2005; in each case outstanding as of the Issue Date and with respect to which either (x) the Company is a guarantor or (y) as between the Company and Equistar, Equistar is the primary obligor and the Company is an obligor; in each case, as may be amended from time to time, provided that any such amendment does not increase the principal amount thereof or interest rate applicable thereto or shorten the Weighted Average Life to Maturity or Stated Maturity thereof or add any Restricted Subsidiary as an obligor with respect thereto.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Existing ARCO Chemical Debt" means the 9.375% Debentures Due 2005, the 10.25% Debentures Due 2010 and the 9.8% Debentures Due 2020, all issued pursuant to the Indenture dated June 15, 1988 between the Company (as successor to ARCO Chemical Company) and The Bank of New York, as Trustee.

   "Existing Credit Facility" means that certain Credit Agreement dated as of July 23, 1998 and as amended through the date hereof by and among the Company and JPMorgan Chase Bank, as administrative agent, DLJ Capital Funding, Inc., as syndication agent, and the other lenders that are parties thereto, including any related notes, instruments and agreements executed in connection therewith, as amended, restated, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, after the Issue Date, whether or not with the same lenders or agents.

   "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence, and considered Indebtedness of the Company or any of its Restricted Subsidiaries, on the Issue Date, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the indenture.

   "Existing Senior Secured Note Indentures" means the indentures among the Company, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Company issued the Existing Senior Secured Notes.

   "Existing Senior Secured Notes" means the Company's 9.625% Senior Secured Notes, Series A, Due 2007, its 9.875% Senior Secured Notes, Series B, Due 2007 and its 9.5% Senior Secured Notes, Due 2008.

   "Finance Subsidiary" means a Restricted Subsidiary of the Company, all the Capital Stock of which (other than Preferred Stock) is owned by the Company that does not engage in any activity other than:

     (i) holding of Indebtedness of the Company;

     (ii) the issuance of Capital Stock; and

     (iii) any activity necessary, incidental or related to the foregoing.

   "Fixed Charge Coverage Ratio" means with respect to any person for any period, the ratio of the Adjusted Consolidated Cash Flow of such person for such period to the Fixed Charges of such person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

   In addition, for purposes of making the computation referred to above,

     (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period,

     (ii) the Adjusted Consolidated Cash Flow and Fixed Charges attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded, but, in the case of such Fixed Charges, only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent person or any of its Restricted Subsidiaries following the Calculation Date and

     (iii) if since the beginning of the four-quarter reference period any person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, such event shall be deemed to have occurred on the first day of the four-quarter reference period.

   "Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

     (i) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings and net payments or receipts (if any) pursuant to Hedging Obligations) and

     (ii) the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period and

     (iii) any interest expense on Indebtedness of another person (other than Non-Recourse Debt of a Joint Venture or an Unrestricted Subsidiary secured by a pledge by the Company or any Restricted Subsidiary of Capital Stock which pledge is permitted by clause (k) or (1) of the covenant described under the caption "Certain Covenants--Restricted Payments") that is Guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and

     (iv) the product of (a) all dividend payments (other than any payments to the referent person or any of its Restricted Subsidiaries) on any series of Preferred Stock of such person and its Restricted Subsidiaries, times
  (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

 provided that (i) interest payments by Equistar on the Equistar Assumed Debt and (ii) interest payments on Indebtedness of a Joint Venture shall, in each case, not be deemed Fixed Charges of the Company as of any date of determination when such Indebtedness is not considered Indebtedness of the Company or any Restricted Subsidiary of the Company.

   "Foreign Subsidiary" means any Restricted Subsidiary that has 50% or more of its assets located outside the United States or any territory thereof.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

   "General Partner" means a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries that has no assets and conducts no operations other than its ownership of a general partnership interest in a Joint Venture.

   "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or Disqualified Stock of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or Disqualified Stock of such other person (including those arising by virtue of partnership arrangements (other than, in the case of the Company or a Restricted Subsidiary of the Company, with respect to the obligations of a Joint Venture, solely by virtue of a Restricted Subsidiary of the Company being the General Partner of such Joint Venture if, as of the date of determination, no payment on such Indebtedness or obligation has been made by such General Partner of such Joint Venture and such arrangement would not be classified and accounted for, in accordance with GAAP, as a liability on a consolidated balance sheet of the Company)) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or Disqualified Stock of the payment thereof or to protect such obligee against loss in respect thereof in whole or in part (including by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Hedging Obligations" means, with respect to any person, the obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency values and (iv) agreements designed to protect such person against fluctuations in raw material prices.

   "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing net Hedging Obligations, except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of such person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such person whether or not such indebtedness is assumed by such person (provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by such person of any indebtedness of the types described above of any other person; provided that Indebtedness shall not include the pledge by the Company or any of its Restricted Subsidiaries of the Capital Stock of a Joint Venture Subsidiary, an Unrestricted Subsidiary or a Joint Venture permitted by clause (k) or (1) of the covenant described above under the caption "Certain Covenants--Restricted Payments" to secure Non-Recourse Debt of such Unrestricted Subsidiary or Joint Venture.

   The Equistar Assumed Debt shall not constitute Indebtedness of the Company as of any date of determination if the Company has not made any principal or interest payments on such Indebtedness after the Issue Date; provided that, the payment by the Company of any principal or interest thereon shall be deemed to be an incurrence of such Indebtedness on the day of such payment.

   The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investment Grade" means a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency pursuant to the provisions of the definition thereof, the equivalent of such ratings by such Rating Agency shall be used.

   "Investments" means, with respect to any person, all investments by such person in another person (including an Affiliate of such person) in the form of direct or indirect loans, advances or extensions of credit to such other person (including any Guarantee by such person of the Indebtedness or Disqualified Stock of such other person) or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other person, together with all items that are or would be classified as investments of such investing person on a balance sheet prepared in accordance with GAAP; provided that (x) trade credit and accounts receivable in the ordinary course of business, (y) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees and (z) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries shall not be considered Investments. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the first paragraph of the covenant described above under the caption "Certain Covenants-- Restricted Payments."

   "Issue Date" means the date on which the notes are originally issued.

   "Joint Venture" means any joint venture between the Company or any Restricted Subsidiary and any other person, whether or not such joint venture is a Subsidiary of the Company or any Restricted Subsidiary.

   "Joint Venture Subsidiary" means a Subsidiary of the Company or any of its Subsidiaries that has no assets and conducts no operations other than its ownership of Equity Interests of a Joint Venture.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest (other than, in the case of Receivables Facilities, security interests under the Uniform Commercial Code arising solely by virtue of the application of Article 9 thereof to sales of accounts) or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof) or the assignment or conveyance of any right to receive income therefrom.

   "Lyondell TDI" means Lyondell Chimie France TDI, a French limited partnership and a wholly owned subsidiary of the Company.

   "Major Asset Sale" means an Asset Sale designated by the Company by prior notice to the Trustee as a Major Asset Sale, so long as in connection therewith
(i) the Company receives Net Proceeds in an aggregate amount not less than $1,000,000,000 (which shall be deemed Net Proceeds of such Major Asset Sale for purposes of the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales"), (ii) at the time of such Major Asset Sale and after giving effect thereto, no Default shall exist, (iii) the sum of the gross cash proceeds received by the Company in respect of such Major Asset Sale plus the value of the interest of the Company in the Subject Assets Transferee (if any) after giving effect to such Major Asset Sale is not less than the value (as conclusively determined by the Board of Directors of the Company) of the portion of the Subject Assets transferred by the Company in connection with such Major Asset Sale, and (iv) the Company directly or indirectly is the operator of the Subject Assets in which it or a Subject Assets Transferee retains an interest. For purposes of clause (i) of this definition (1) a transaction that produces substantially the same economic result as a sale of a partial interest in an asset, as might be achieved, for instance, through contractual arrangements allocating future revenues and costs attributable to the asset, shall be deemed an Asset Sale even though there may be no change in title to the asset or in the ownership of the person that has title to the asset and (2) a subsequent related transaction with the same Acquiring person (or an Affiliate thereof) contemplated by the terms of the initial Major Asset Sale with such person shall, for purposes of determining the applicability of and compliance with this definition, be deemed a single cumulative transaction.

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however,

     (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with

       (a) any Asset Sale or any disposition pursuant to a Sale and Leaseback Transaction or

       (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries and

     (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

   "Net Proceeds" means the aggregate cash proceeds (excluding any proceeds deemed to be "cash" pursuant to the covenant described above under "Repurchase at the Option of Holders--Asset Sales") received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be paid to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale, amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Existing Credit Facility, the Existing Senior Secured Notes or the Existing ARCO Chemical Debt) secured by a Lien on any asset sold in such Asset Sale and any reserves for adjustment in respect of the sales price of such asset or assets established in accordance with GAAP and any reserve for future liabilities established in accordance with GAAP; provided that the reversal of any such reserve that reduced Net Proceeds when issued shall be deemed a receipt of Net Proceeds in the amount of such proceeds on such day.

   "Non-Recourse Debt" means Indebtedness as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets (in each case, other than the stock of a Joint Venture or an Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of such Joint Venture pledged by the Company or any of its Restricted Subsidiaries to secure debt of such Joint Venture or Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

   "Payment Default" means any failure to pay any scheduled installment of interest or principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

   "PBGC Settlement" means the settlement agreement between the Company and the Pension Benefit Guaranty Corporation (or any successor entity) as amended, modified, restated or replaced from time to time.

   "Permitted Business" means the petrochemical, chemical and petroleum refining businesses and any business reasonably related, incidental, complementary or ancillary thereto.

   "Permitted Investments" means:

     (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is engaged in a Permitted Business;

     (b) any Investment in Cash Equivalents;

     (c) any Investment by the Company or any Subsidiary of the Company in a person, if as a result of such Investment:

       (i) such person becomes a Restricted Subsidiary of the Company engaged in a Permitted Business or

       (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company engaged in a Permitted Business;

      (d) any non-cash consideration (other than a joint venture interest received in full or partial satisfaction of the 80% requirement in clause
  (ii) of the first paragraph of the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales") received as consideration in an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

     (e) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (f) Hedging Obligations entered into in the ordinary course of business and otherwise permitted under the indenture;

     (g) Investments in an Accounts Receivable Subsidiary that, as conclusively determined by the Board of Directors, are necessary or advisable to effect a Receivables Facility;

     (h) Investments in Unrestricted Subsidiaries and Joint Ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause (h), not to exceed at any time outstanding $25 million (after giving effect to any reductions in the amount of any such Investments as a result of the repayment or other disposition thereof for cash, the amount of such reduction not to exceed the amount of such Investments previously made pursuant to this clause (h)); and

     (i) any Investment received by the Company or any Restricted Subsidiary as consideration for the settlement of any litigation, arbitration or claim in bankruptcy or in partial or full satisfaction of accounts receivable owned by a financially troubled person to the extent reasonably necessary in order to prevent or limit any loss by the Company or any of its Restricted Subsidiaries in connection with such accounts receivable.

   "Permitted Liens" means:

     (i) Liens in favor of the Company or any Subsidiary Guarantor;

     (ii) Liens securing the notes and the Subsidiary Guarantees;

     (iii) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets of the Company or its Restricted Subsidiaries other than those of the person merged into or consolidated with the Company or that becomes a Restricted Subsidiary of the Company;

     (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

     (v) Liens (including the interest of a lessor under a capital lease) on any asset existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition or completion of construction thereof, whichever is later, to secure or provide for the payment of all or any part of the purchase price (or construction price) thereof;

     (vi) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

     (vii) Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens and Liens imposed by law on pipelines or pipeline facilities;

     (viii) Liens arising by reason of deposits necessary to qualify the Company or any Restricted Subsidiary to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

     (ix) Liens to secure the performance of statutory obligations, tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

     (x) Liens existing on the Issue Date other than Liens securing Indebtedness under the Existing Credit Facility, the Existing Senior Secured Notes or the Existing ARCO Chemical Debt;

     (xi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, prejudgment Liens that are being contested in good faith by appropriate proceedings and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review; provided that in each case any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (xii) easements, rights-of-way, restrictions, irregularities of title and other similar charges or encumbrances, not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

     (xiii) Liens securing reimbursement obligations with respect to commercial letters of credit obtained in the ordinary course of business which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

     (xiv) Liens securing assets under construction arising from progress or partial payments by a customer of the Company or its Restricted
  Subsidiaries relating to such property or assets;

     (xv) licenses or leases by the Company or any of its Restricted Subsidiaries as licensor or lessor in the ordinary course of business and otherwise permitted by the indenture for patents, copyrights, trademarks, trade names and other intellectual property;

     (xvi) leases or subleases by the Company or any of its Restricted Subsidiaries as lessor or sublessor in the ordinary course of business and otherwise permitted by the indenture;

     (xvii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (xviii) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of (A) defeasing Indebtedness of the Company or any of its Restricted Subsidiaries (which defeasance is otherwise permitted under the indenture) having an aggregate principal amount at any one time outstanding not to exceed $25 million or (B) defeasing Indebtedness ranking pari passu with the notes issued under the indenture; provided that the notes issued under the indenture are defeased concurrently with such Indebtedness;

     (xiv) from and after the first date when the notes are rated Investment Grade, Liens on any asset of the Company other than any of the Company's or any of its Restricted Subsidiary's manufacturing plants or Liens on any Equity Interests of any Restricted Subsidiary that owns a manufacturing plant;

     (xx) the pledge of Equity Interests of an Unrestricted Subsidiary or a Joint Venture (or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of such Joint Venture) organized (or designated as an Unrestricted Subsidiary and holding no other assets and conducting no other operations) to construct, own and/or operate a propylene oxide plant in the European Union to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary;

     (xxi) the pledge of Equity Interests of an Unrestricted Subsidiary or a Joint Venture (or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of such Joint Venture) organized (or designated as an Unrestricted Subsidiary and holding no other assets and conducting no other operations) to participate in the improvement of the Rhodia TDI Plant to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia;

     (xxii) Liens on equipment of the Company or any Restricted Subsidiary arising as a result of a sale and leaseback with respect to such equipment; provided that the proceeds from such sale and leaseback are applied pursuant to the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

     (xxiii) Asset Sale Liens;

     (xxiv) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or an escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of the Company or any Restricted Subsidiary, to the extent such dispositions are permitted hereunder;

     (xxv) netting provisions and setoff rights in favor of counterparties to agreements creating Hedging Obligations;

     (xxvi) other Liens on assets of the Company or any Restricted Subsidiary of the Company securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $100 million; and

     (xxvii) Liens to secure a Permitted Refinancing incurred to refinance Indebtedness that was secured by a Lien permitted under the indenture and that was incurred in accordance with the provisions of the indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than assets or property securing the Indebtedness so refinanced.

   "Permitted Refinancing" means any Indebtedness of the Company or any of its Subsidiaries or Preferred Stock of a Finance Subsidiary issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

     (i) the principal amount (or liquidation preference in the case of Preferred Stock) of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith);

     (ii) such Permitted Refinancing or, in the case of Preferred Stock of a Finance Subsidiary, the Indebtedness issued to such Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated by its terms in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing, or, in the case of Preferred Stock, the Indebtedness issued to such Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and is subordinated in right of payment to, the notes on subordination terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (iv) such Indebtedness is incurred by the Company or a Subsidiary Guarantor (or such Preferred Stock is issued by a Finance Subsidiary) if the Company or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (v) such Indebtedness is incurred by the Company or a Restricted Subsidiary (or such Preferred Stock is issued by a Finance Subsidiary) if a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such person which is outstanding or issued on or after the date of the indenture.

   "Qualified Equity Interests" shall mean all Equity Interests of a person other than Disqualified Stock of such person.

   "Rating Agency" means (i) S&P or (ii) Moody's or (iii) if neither S&P nor Moody's shall exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

   "Receivables Facility" means one or more receivables financing facilities or arrangements, as amended from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells (including a sale in exchange for a promissory note of or an Equity Interest in an Accounts Receivable Subsidiary) its accounts receivable to an Accounts Receivable Subsidiary.

   "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a person that is not the Company or a Restricted Subsidiary in connection with, any Receivables Facility.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary.

   "Rhodia" means Rhodia S.A., a French company and the successor in interest to Rhone-Poulenc Chemie S.A. under the TDI Agreements.

   "Rhodia TDI Plant" means the manufacturing facilities for the production of toluene diisocyanate, currently owned by Rhodia and located at Pont-de-Claix, France.

   "Sale and Leaseback Transaction" means, with respect to any person, any arrangement with a lender or an investor providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person to such lender or investor if such arrangement is accounted for as a capitalized lease by such person under GAAP.

   "Senior Indebtedness" has the meaning assigned to such term in the Senior Subordinated Note Indenture.

   "Senior Subordinated Note Indenture" means the indenture among the Company, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Company issued the Senior Subordinated Notes.

   "Senior Subordinated Notes" means the 10.875% Senior Subordinated Notes Due 2009 issued by the Company pursuant to the Senior Subordinated Note Indenture.

   "Significant Asset Sale" means an Asset Sale of (x) any of the Company's or its Restricted Subsidiaries' plants that (a) has a fair market value in excess of $50 million or (b) for Net Proceeds in excess of $50 million (a "Significant Asset") or (y) a controlling interest in any Restricted Subsidiary that owns a Significant Asset (other than, in each case, an involuntary disposition, to the extent that the Existing Credit Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) permits the proceeds thereof to be reinvested prior to any mandatory prepayment of amounts outstanding thereunder).

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Issue Date.

   "Specified Joint Ventures" means (i) Equistar Chemicals, LP, (ii) LYONDELL-CITGO Refining LP and (iii) Lyondell Methanol Company, L.P.

   "S&P" means Standard & Poor's Corporation and its successors.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness (or any later date established by any amendment to such original documentation) and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subject Assets" means, with respect to any Major Asset Sale, the assets that are the subject of such Major Asset Sale.

   "Subject Assets Transferee" means any Restricted Subsidiary or Joint Venture that becomes the owner of Subject Assets in connection with a Major Asset Sale.

   "Subsidiary" means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) or (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof) or (c) that is a Specified Joint Venture and as to which (i) a general partner of which is such person or a Subsidiary of such person, (ii) such person owns, directly or indirectly, 50% or more of the partnership interests of such Specified Joint Venture and (iii) the Board of Directors of such person has designated such Specified Joint Venture to be a "Subsidiary" (which designation shall be irrevocable for so long as such Specified Joint Venture satisfies the foregoing requirements). As of the Issue Date, none of the Specified Joint Ventures, other than Lyondell Methanol Company, L.P., are Subsidiaries of the Company. No Specified Joint Venture that otherwise would be a "Subsidiary" under this definition shall be deemed to be or become a Subsidiary or a Restricted Subsidiary until such designation would not result in a Default under "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" (provided that, if (i) such Specified Joint Venture would otherwise be or become a "Subsidiary" as a result of an Investment by the Company or any Restricted Subsidiary made after June 12, 2002, and (ii) such Investment is not made in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of, Qualified Equity Interests of the Company, then this sentence shall not apply); at such time as the designation of such Specified Joint Venture would not result in a Default under "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," such Specified Joint Venture shall automatically be a Subsidiary and a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary).

   "Subsidiary Guarantor" means (i) ARCO Chemical Technology, Inc., ARCO Chemical Technology, L.P. and Lyondell Chemical Nederland, Ltd. and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, in each case, until the Subsidiary Guarantee of such person is released in accordance with the provisions of the indenture.

   "TDI Agreements" means (i) the Share Purchase Agreement dated as of January 23, 1995 between ARCO Chemical Europe Inc. and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time, (ii) the Processing Agreement dated as of January 23, 1995 between ARCO Chemical Chemie TDI and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time, and (iii) the TDI License.

   "TDI Assets" means (i) all rights of ARCO Chemical Europe Inc., ARCO Chemical Chemie TDI, ARCO Chemical Technology, L.P. and their respective successors under the TDI Agreements and (ii) all of Lyondell TDI's customer lists relating to the Rhodia TDI Plant.

   "TDI License" means the TDI Technology Agreement dated as of January 23, 1995 between ARCO Chemical Technology, L.P. and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time.

   "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) any Accounts Receivable Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interest or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that

     (a) any Guarantee (other than as a co-obligor of the Equistar Assumed Debt so long as the Equistar Assumed Debt is not considered Indebtedness of the Company pursuant to the definition thereof) by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation,

     (b) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described above under the caption "Certain Covenants--Restricted Payments,"

     (c) if applicable, the Investment and the incurrence of Indebtedness referred to in clause (a) of this proviso would be permitted under the covenants described above under the captions "Certain Covenants--Restricted Payments" and "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and

     (d) in the case of any Subsidiary that is a Joint Venture as of the date of its designation as an Unrestricted Subsidiary, such Subsidiary has an aggregate of 15% or more of its outstanding Capital Stock or other voting interests (other than directors' qualifying shares) held by another person other than the Company or any Restricted Subsidiary or any Affiliate of the Company.

   Any such designation by the Board of Directors of the Company pursuant to clause (i) above shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenants described above under the captions "Certain Covenants--Restricted Payments" and "Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock."

   If (i) at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements of clause (d) (because the Company has acquired more than 85% of the outstanding Capital Stock or other voting interests of any Subsidiary that was a Joint Venture on the date of its designation as an Unrestricted Subsidiary), or (ii) at any time the Company or any Restricted Subsidiary Guarantees any Indebtedness of such Unrestricted Subsidiary or makes any other Investment in such Unrestricted Subsidiary and such incurrence of Indebtedness or Investment would not be permitted under the covenants described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Certain Covenants--Restricted Payments," it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any person means a Restricted Subsidiary of such person all the outstanding Equity Interests of which (other than directors' qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Restricted Subsidiaries of such person or by such person and one or more Wholly Owned Restricted Subsidiaries of such person.

   "Wholly Owned Subsidiary" of any person means a Subsidiary of such person all the outstanding Equity Interests of which (other than directors' qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Subsidiaries of such person or by such person and one or more Wholly Owned Subsidiaries of such person.

                                  UNDERWRITING

   Salomon Smith Barney Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Suisse First Boston Corporation are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below.

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                                    Principal
                           Underwriter                                Amount
                           -----------                             ------------
Salomon Smith Barney Inc.......................................... $ 79,230,000
Banc of America Securities LLC....................................   79,230,000
J.P. Morgan Securities Inc........................................   79,230,000
Credit Suisse First Boston Corporation............................   26,410,000
Scotia Capital (USA) Inc..........................................   13,900,000
                                                                   ------------
  Total........................................................... $278,000,000
                                                                   ============

   The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

   The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                                Paid by Lyondell
                                                                ----------------
       Per note................................................      2.250%

   In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that our total expenses for this offering will be approximately $500,000.

   The underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time in the ordinary course of business for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of each of the underwriters are acting as lenders and agents under our credit agreement and receive customary fees in connection therewith. A portion of the net proceeds of this offering are being used to prepay amounts outstanding under our credit facility. In addition, affiliates of each underwriter acted as initial purchasers of senior secured notes we offered in November 2001 and received customary fees in connection therewith.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

   Mr. Dudley C. Mecum II, a director of Lyondell, also serves on the board of directors of Citigroup Inc., which is an affiliate of Salomon Smith Barney Inc.

                                 LEGAL MATTERS

   Certain legal matters in connection with the offering of the notes will be passed on for Lyondell by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the offering of the notes will be passed on for the underwriters by Davis Polk & Wardwell, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

   Lyondell files annual, quarterly and special reports, proxy statements and other information with the SEC. Lyondell's SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document Lyondell files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, because Lyondell's common stock is listed on the New York Stock Exchange, reports and other information concerning Lyondell can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Our SEC filings are also available from our web site at www.lyondell.com. Information contained on our web site or any other web site is not incorporated into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

   Lyondell has incorporated by reference information, which means that it is disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement or the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement or the accompanying prospectus. Lyondell incorporates by reference the documents listed below and any future filings made with the SEC (file no. 1-10145) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended.

   (1) Annual Report on Form 10-K................. Year ended December 31, 2001
   (2) Current Reports on Form 8-K................ Filed on January 11, 2002 and
                                                   June 21, 2002
   (3) Quarterly Report on Form 10-Q.............. Filed on May 14, 2002

   You may request a copy of these filings (excluding exhibits), at no cost, by writing or telephoning Lyondell at the following address:

                           Lyondell Chemical Company
                            1221 McKinney, Suite 700
                              Houston, Texas 77010
                           Telephone: (713) 652-4590
                         Attention: Investor Relations

   Whether or not required by the rules and regulations of the SEC, as long as any notes are outstanding, Lyondell has agreed to furnish to the Trustee and to the holders of the notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Lyondell were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Lyondell's certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if Lyondell were required to file such reports.

   In addition, whether or not required by the rules and regulations of the SEC, Lyondell will file a copy of all such information and reports with the SEC for public availability.

Prospectus

[LYONDELL LOGO]

Lyondell Chemical Company
One Houston Center, Suite 700
1221 McKinney Street
Houston, Texas 77010
(713) 652-7200

                                 $3,335,000,000

                         Senior Secured Debt Securities
                        Senior Unsecured Debt Securities
                      Senior Subordinated Debt Securities
                      Junior Subordinated Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants
                            Stock Purchase Contracts
                           Securities Purchase Units

                               ----------------

           Guarantees of Debt Securities or Subsidiary Guarantees by:

                           Lyondell Chemical Company
                       Lyondell Chemical Nederland, Ltd.
                         ARCO Chemical Technology, Inc.
                         ARCO Chemical Technology, L.P.

                               ----------------


 Consider
 carefully the
 Risk Factors
 beginning on page
 4.

 We will provide
 additional terms
 of our securities
 in one or more
 supplements to
 this prospectus.
 You should read
 this prospectus
 and the related
 prospectus
 supplement
 carefully before
 you invest in our
 securities. No
 person may use
 this prospectus
 to offer and sell
 our securities
 unless a
 prospectus
 supplement
 accompanies this
 prospectus.

             The Offering
   We may offer from time to time:

.. senior secured or senior unsecured debt securities, whether or not guaranteed by our subsidiaries;

.. senior subordinated debt securities, whether or not guaranteed by our subsidiaries;

.. junior subordinated debt securities, whether or not guaranteed by our subsidiaries;

.. preferred stock;

.. common stock;

.. warrants to purchase our common stock, preferred stock, senior debt securities or subordinated debt securities;

.. stock purchase contracts; and

.. securities purchase units, consisting of a stock purchase contract and either our debt securities or debt obligations of third parties.

   Our common stock is listed on the New York Stock Exchange under the symbol "LYO."

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

The date of this prospectus is May 29, 2002.

                               Table of Contents

About This Prospectus.......................................................   2
About Lyondell Chemical Company.............................................   2
The Subsidiary Guarantors...................................................   3
Risk Factors................................................................   4
Forward-Looking Information.................................................  14
Use of Proceeds.............................................................  15
Ratio of Earnings to Fixed Charges..........................................  15
Description of Debt Securities..............................................  16
Description of Capital Stock................................................  28
Market for Common Stock and Common Stock Dividends..........................  33
Description of Warrants.....................................................  34
Description Of Stock Purchase Contracts and Securities Purchase Units.......  34
Plan of Distribution........................................................  35
General Information.........................................................  36
Legal Opinions..............................................................  36
Experts.....................................................................  36
Where You Can Find More Information.........................................  37

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we have filed with the SEC under a "shelf" registration process. Using this process, we may offer the securities this prospectus describes in one or more offerings with a total initial offering price of up to $3,335,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information this prospectus contains. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the "Where You Can Find More Information" section of this prospectus.

                        ABOUT LYONDELL CHEMICAL COMPANY

   Lyondell Chemical Company is a global chemical company with low-cost operations and leading producer positions in all of its major products. Lyondell manufactures and markets a variety of intermediate and performance chemicals, including propylene oxide (PO), propylene glycol (PG), propylene glycol ethers (PGE), butanediol (BDO), toluene diisocyanate (TDI), styrene monomer (SM), and tertiary butyl alcohol (TBA) and its derivative methyl tertiary butyl ether (MTBE), which are collectively known as our intermediate chemicals and derivatives business.

   We currently own 41 percent of Equistar Chemicals, LP, a Delaware limited partnership, which operates petrochemicals and polymers businesses. On January 31, 2002, we announced an agreement in principle with Occidental Petroleum Corporation, one of our Equistar partners, to acquire its 29.5 percent share of Equistar. Following completion of this transaction, which is subject to completion and execution of definitive documentation, compliance with the applicable provisions of the partnership agreement and the parent agreement, approval by Lyondell's stockholders and other customary conditions, Lyondell will own 70.5 percent of Equistar. Equistar's petrochemicals business manufactures and markets olefins, oxygenated products, aromatics and specialty products. Equistar's olefins are ethylene, propylene and butadiene, and its oxygenated products include ethylene oxide, ethylene glycol, ethanol and MTBE. Equistar's aromatics are benzene and toluene. Equistar's polymers business manufactures and markets polyolefins, including high density polyethylene, low density polyethylene, linear low density polyethylene, polypropylene and performance polymers. Equistar's performance polymers include enhanced grades of polyethylene, such as wire and cable insulating resins, and polymeric powders.

   We also own 58.75 percent of LYONDELL-CITGO Refining LP, a Delaware limited partnership (LCR), which produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants. LCR sells its principal refined products primarily to CITGO Petroleum Corporation (CITGO).

   In addition, we own 75 percent of Lyondell Methanol Company, L.P., a Texas limited partnership (LMC), which produces methanol.

   In this prospectus, we refer to Lyondell, its wholly owned and majority owned subsidiaries, and its ownership interest in equity affiliates as "we" or "us," unless we specifically state otherwise or the context indicates otherwise. Lyondell is a Delaware corporation with principal executive offices located at 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone:
(713) 652-7200).

                           THE SUBSIDIARY GUARANTORS

   Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. may jointly and severally and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement. We sometimes refer to these companies in this prospectus as the "subsidiary guarantors." Lyondell Chemical Nederland, Ltd. and ARCO Chemical Technology, Inc. are both Delaware corporations and ARCO Chemical Technology, L.P. is a Delaware limited partnership. The subsidiary guarantors have principal executive offices located at c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone: (713) 652-7200).

                                  RISK FACTORS

   You should carefully consider the following matters, in addition to the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities.

The cyclicality of the chemical and refining industries may cause significant fluctuation in our income and cash flow.

   Our historical operating results reflect the cyclical and volatile nature of the supply-demand balance in both the chemical and refining industries. These industries historically have experienced alternating periods of inadequate capacity and tight supply, causing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity utilization rates and declining prices and profit margins. The cyclicality of these industries results in volatile profits and cash flow over the business cycle.

   Currently, there is overcapacity in the chemical industry. Moreover, a number of participants in the chemical industry either have added or are expecting to add capacity. There can be no assurance that future growth in product demand will be sufficient to utilize this additional, or even current, capacity. Excess industry capacity has depressed and may continue to depress our and/or our joint ventures' volumes and margins. Such excess industry capacity and weak demand for our products, as well as higher energy and raw material prices last year, contributed to a significant decline in our EBITDA during 2001 compared to 2000 and may continue to do so.

External factors beyond our and our joint ventures' control can cause fluctuations in demand for our products and in our prices and margins, which may negatively affect income and cash flow.

   External factors can also cause significant fluctuations in demand for our and our joint ventures' products and volatility in the price of raw materials and other operating costs and can magnify the impact of economic cycles on us and our joint ventures' businesses. Examples of external factors include:

  . general economic conditions;

  . competitor actions;

  . international events and circumstances; and

  . governmental regulation in the United States and abroad.

   Demand for our products and our joint ventures' products is influenced by general economic conditions. For example, during 2000 and in the first half of 2001, uncertainty regarding the global economy reduced market demand for some of our and our joint ventures' products, which adversely affected our results of operations. This reduction in market demand continued through 2001 until the first quarter of 2002, during which we observed an increase in market demand. In addition, a number of our products and our joint ventures' products are highly dependent on durable goods markets, such as the housing and automotive markets, which are themselves particularly cyclical. Many of our and our joint ventures' products are components of other chemical products that, in turn, are subject to the supply-demand balance of both the chemical and refining industries and general economic conditions. For example, MTBE is used as a blending component in gasoline, and therefore a substantial decline in gasoline prices could result in decreased profitability from MTBE sales. If the global economy does not improve, demand for our and our joint ventures' products and our income and cash flow would be adversely affected.

   We and our joint ventures may reduce production at or idle a facility for an extended period of time or exit a business because of high raw material prices, an oversupply of a particular product and/or a lack of demand for that particular product, which makes production uneconomical. These temporary outages sometimes last for several quarters or, in certain cases, longer and cause us or our joint ventures to incur costs, including the expenses of the outages and the restart of these facilities. It is possible that factors like increases in raw material costs or lower demand in the future will cause us or our joint ventures to further reduce operating rates or idle facilities or exit uncompetitive businesses.

We and our joint ventures sell commodity products in highly competitive markets and face significant price pressure.

   We and our joint ventures sell our products in highly competitive markets. Due to the commodity nature of certain of our and our joint ventures' products, competition in these markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability and customer service. As a result, we and our joint ventures generally are not able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers. Accordingly, increases in raw material and other costs may not necessarily correlate with changes in prices for these products, either in the direction of the price change or in magnitude. In addition, some of our and our joint ventures' competitors may be able to drive down product prices. Moreover, some of our and our joint ventures' competitors may have greater financial, technological and other resources than ours, and may be better able to withstand changes in market conditions. For certain products, our and our joint ventures' competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. The occurrence of any of these events could adversely affect our financial condition and results of operations.

Rising costs of raw materials and energy may result in increased operating expenses and reduced results of operations.

   We and our joint ventures purchase large amounts of raw materials and energy for our business. The cost of these raw materials and energy, in the aggregate, represents a substantial portion of our operating expenses. The prices of raw materials and energy generally follow price trends of, and vary with market conditions for, crude oil and natural gas, which may be highly volatile and cyclical. Raw material costs began increasing during 1999 due to higher oil and gas prices. These increases continued through 1999, and prices remained at high levels during 2000. Surging natural gas costs late in 2000 and in the first half of 2001 increased both the costs of natural gas liquids-based raw materials, primarily ethane, as well as the cost of utilities. In the first quarter of 2001, our results of operations and Equistar's results of operations were significantly affected by the rising cost of natural gas. Benchmark natural gas prices in the U.S. spiked at nearly $10 per million BTUs in January 2001, compared to a historical price range of $1.50 to $2.50 per million BTUs in the period from 1991 to 1999. After the January 2001 spike, natural gas prices began to decrease, reaching $2.30 per million BTUs in December 2001; however, benchmark natural gas prices for the year still averaged $4.28 per million BTUs, or 10 percent higher than in 2000. Our operating expenses and Equistar's operating expenses will likely increase if these costs increase.

   In addition, higher natural gas prices early in 2001 adversely affected the ability of many domestic chemicals producers to compete internationally since U.S. producers are disproportionately reliant on natural gas as a feedstock and an energy source. In addition to the impact that this has had on Equistar's exports, reduced competitiveness of U.S. producers also has in the past increased the availability of chemicals in North America as U.S. production that would otherwise have been sold overseas was instead offered for sale domestically, resulting in excess supply and lower prices in North America.

We have risks resulting from significant amounts of debt.

   As of March 31, 2002, Lyondell had outstanding debt of approximately $3.84 billion, and Equistar had outstanding debt of approximately $2.29 billion. Our level of debt and the limitations imposed on us by our existing or future debt agreements could have significant consequences on our business and future prospects, including the following:

  . we may not be able to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

  . our less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations; and

  . we could be more vulnerable in the event of a downturn in our business that would leave us less able to take advantage of significant business opportunities and to react to changes in market or industry conditions.

   Lyondell's, Equistar's and LCR's bank credit facilities and Lyondell's and Equistar's indentures relating to their secured debt securities impose restrictions on each of Lyondell, Equistar and LCR. These credit facilities and indentures contain customary covenants that, subject to exceptions, restrict the ability of each of Lyondell, Equistar and LCR to incur additional debt or liens, dispose of assets, make restricted payments (as defined in the agreements) or merge or consolidate with other entities. In addition, the credit facilities require the maintenance of specified financial ratios as provided in the agreements. The breach of these covenants could permit the lenders to declare the loans immediately payable and could permit the lenders under the credit facilities to terminate future lending commitments.

Shared control of joint ventures involving Lyondell may delay decisions or actions.

   A substantial portion of our operations is conducted through joint ventures. We share control of these joint ventures with third parties.

   Our forecasts and plans with respect to these joint ventures assume that our joint venture partners will observe their obligations with respect to the joint ventures. In the event that any of our joint venture partners do not observe their commitments, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that we would be required to increase our level of commitment in order to give effect to such plans.

   As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn our business and operations.

   Lyondell or any of the other owners of the joint ventures may transfer control of their joint venture interests or engage in mergers or other business combination transactions with a third party or one or more of the other owners that could result in a change of control of Lyondell or the joint venture or the other owners. In many instances, such a transfer would be subject to an obligation to first offer the other owners an opportunity to purchase the interest. Lyondell and the other joint venture owners have discussed, and from time to time may continue to discuss, in connection with their ordinary course dialog regarding the joint ventures or otherwise, transactions that could result in a transfer or modification, directly or indirectly, of their ownership in a joint venture. We cannot be certain that any of the joint venture owners will not sell, transfer or otherwise modify their ownership interest in a joint venture, whether in a transaction involving third parties and/or one or more of the other owners. Upon a transfer of an interest in Equistar, the partnership agreement and key agreements between Equistar and its owners would remain in place and may not be modified without the consent of all of the owners, but the transfer could affect the governance of Equistar, particularly because Equistar's partnership agreement requires unanimous approval for some decisions.

   Equistar's credit facility provides that an event of default occurs if any combination of Lyondell, Millennium and Occidental ceases to collectively hold at least a 50 percent interest. LCR's credit facility provides that an event of default occurs if Lyondell and CITGO cease to individually or collectively hold at least a 35 percent interest. In addition, LCR's credit facility provides that an event of default occurs if (i) Lyondell transfers its interest as a member of LCR to a person other than an affiliate or (ii) neither CITGO nor any of its affiliates is a member of LCR.

Distributions of cash from our joint ventures may be restricted.

   We conduct a substantial amount of our operations through our joint ventures. Our ability to meet our debt service and other obligations is dependent, in part, upon the receipt of distributions from our joint ventures. LCR's credit facility prohibits the payment of distributions to us during an event of default thereunder. Subject to the provisions of the applicable debt agreements, future borrowings by our joint ventures may contain other restrictions or prohibitions on the payment of distributions by such joint ventures to us. Dependent upon applicable state law, our joint ventures may be limited in amounts that they are permitted to pay as distributions on their equity interests. Our joint ventures' ability to distribute cash to us is also dependent upon their economic performance, which is dependent on a variety of factors, including factors described elsewhere in the "Risk Factors" section of this prospectus. For example, Equistar did not make any distributions to its owners in 2001, as its results of operations have been adversely affected by increasing industry capacity for the products it sells, higher raw material prices and reduced demand due to weak economic conditions.

LCR's crude oil supply agreement with PDVSA Petroleo, S.A. (PDVSA Oil) is important to LCR's operations because it reduces the volatility of earnings and cash flow. The agreement is currently subject to litigation and subject to the risk of enforcing judgments against non-United States affiliates of a sovereign nation and force majeure risks.

   Most of the crude oil used by LCR as a feedstock for its refinery is purchased under the crude supply agreement with PDVSA Oil, an affiliate of Petroleos de Venezuela, S.A. (PDVSA), which was entered into in 1993. The crude supply agreement incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or feedstock, less (i) certain deemed refining costs adjustable for inflation and energy costs, (ii) certain actual costs and (iii) a deemed margin, which varies according to the grade of crude oil or other feedstock delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, the efficiency with which LCR conducts its operations from time to time. Although LCR believes that the crude supply agreement reduces the volatility of its earnings and cash flows, the crude supply agreement also limits LCR's ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the crude supply agreement, the benefits of this agreement to LCR could be substantially diminished and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR's costs for crude oil under the crude supply agreement may be higher than might otherwise be available to LCR from other sources. A disparate increase in the price of heavy crude oil relative to the prices for its products, such as experienced in 1999, has the tendency to make continued performance of its obligations under the crude supply agreement less attractive to PDVSA Oil.

   Under the crude supply agreement, PDVSA Oil is required to sell, and LCR is required to purchase, 230,000 barrels per day of extra heavy crude, which constitutes approximately 86 percent of the LCR refinery's refining capacity of 268,000 barrels per day of crude oil. By letter dated April 16, 1998, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. The letter stated that PDVSA Oil declared itself in a force majeure situation and that PDVSA Oil would reduce deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. LCR began receiving reduced deliveries of crude oil from PDVSA Oil in August 1998, amounting to 195,000 barrels per day in that month. LCR was advised by PDVSA Oil in May 1999 of a further reduction in the deliveries of crude oil supplied under the crude supply agreement to 184,000 barrels per day, effective May 1999.

   On several occasions since then, PDVSA Oil further reduced crude oil deliveries, although it made payments under a different provision of the crude supply agreement in partial compensation for such reductions. Subsequently, PDVSA Oil unilaterally increased deliveries of crude oil to LCR to 195,000 barrels per day effective April 2000, to 200,000 barrels per day effective July 2000 and to 230,000 barrels per day effective October 2000.

   During 2001, PDVSA Oil declared itself in a force majeure situation, but did not reduce crude oil deliveries to LCR during 2001. In January 2002, PDVSA Oil again declared itself in a force majeure situation and stated that crude oil deliveries could be reduced by up to 20.3 percent beginning March 1, 2002. In February 2002, LCR was advised by PDVSA Oil that deliveries of crude oil to LCR in March 2002 would be reduced to approximately 198,000 barrels per day. Lyondell currently expects second quarter 2002 deliveries under the crude supply agreement to average 190,000 barrels per day. The recent political uncertainty in Venezuela has not affected crude oil deliveries, the crude supply agreement or related matters to date, and the long-term effects of these events, if any, are not yet clear.

   LCR has consistently contested the validity of PDVSA Oil's and PDVSA's reductions in deliveries under the crude supply agreement. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures, and the parties have been unable to resolve their commercial dispute. As a result, on February 1, 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the January 2002 force majeure declaration, as well as the claimed force majeure from April 1998 to September 2000.

   There are risks associated with enforcing the provisions of contracts with companies such as PDVSA Oil that are non-United States affiliates of a sovereign nation. All of the crude oil supplied by PDVSA Oil under the crude supply agreement is produced in the Republic of Venezuela, which has experienced economic difficulties and attendant social and political changes in recent years. It is impossible to predict how governmental policies may change under the current or any subsequent Venezuelan government. In addition, there are risks associated with enforcing judgments of United States courts against entities whose assets are located outside of the United States and whose management does not reside in the United States. Although the parties have negotiated alternative arrangements in the event of certain force majeure conditions, including Venezuelan governmental or other actions restricting or otherwise limiting PDVSA Oil's ability to perform its obligations, any such alternative arrangements may not be as beneficial to LCR as the crude supply agreement.

   In 1999, PDVSA announced its intention to renegotiate the crude supply agreements with all third parties, including LCR. In light of PDVSA's announced intent, we cannot assure you that PDVSA Oil will continue to perform its obligations under the crude supply agreement. However, it has confirmed that it expects to honor its commitments if a mutually acceptable restructuring of the crude supply agreement is not achieved. From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the crude supply agreement and a broader restructuring of the LCR partnership. We are unable to predict whether changes in either arrangement will occur.

   If the crude supply agreement is modified or terminated or this source of crude oil is otherwise interrupted due to production difficulties, OPEC-mandated supply cuts, political or economic events in Venezuela or other factors, LCR could experience significantly lower earnings and cash flows. The parties each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances, subject to reciprocal rights of first refusal. In the event that CITGO were to transfer its interest in LCR to an unaffiliated third party, PDVSA Oil would have an option to terminate the crude supply agreement. Depending on then-current market conditions, any breach or termination of the crude supply agreement or reduction in supplies thereunder could adversely affect LCR, since LCR would have to purchase all or a portion of its crude oil feedstocks in the merchant market, which could subject LCR to significant volatility and price fluctuations. We cannot assure you that alternative crude oil supplies with similar margins will be available for purchase by LCR.

Operating problems in our business may adversely affect our income and cash flow.

   The occurrence of material operating problems at our facilities or any of our joint ventures' facilities, including, but not limited to, the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our operations as a whole, during and after the period of such operational difficulties. Our income and cash flow are dependent on the continued operation of our various production facilities, our joint ventures' production facilities and the ability to complete construction projects on a schedule. Although we and our joint ventures take precautions to enhance the safety of operations and minimize the risk of disruptions, our operations and our joint ventures' operations, along with the operations of other members of the chemical and refining industries, are subject to hazards inherent in chemical manufacturing and refining and the related storage and transportation of raw materials, products and wastes. These hazards include:

  . pipeline leaks and ruptures;

  . explosions;

  . fires;

  . severe weather and natural disasters;

  . mechanical failure;

  . unscheduled downtime;

  . labor difficulties;

  . transportation interruptions;

  . remediation complications;

  . chemical spills;

  . discharges or releases of toxic or hazardous substances or gases;

  . storage tank leaks;

  . other environmental risks; and

  . potential terrorist acts.

   Some of these hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Furthermore, we are also subject to present and future claims with respect to workplace exposure, workers' compensation and other matters. We are not fully insured against all potential hazards incident to our business, including losses resulting from war risks or terrorist acts. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

Our operations and assets are subject to extensive environmental, health and safety laws and regulations.

   We cannot predict with certainty the extent of our, our subsidiaries' or our joint ventures' future liabilities and costs under environmental, health and safety laws and regulations and we cannot assure you that they will not be material. In addition, we, our subsidiaries or our joint ventures may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at our facilities or chemicals that we otherwise manufacture and sell, handle or own. Although these claims have not historically had a material impact on our, our subsidiaries' or our joint ventures' operations, a significant increase in the number or success of these claims could materially adversely affect our, our subsidiaries' or our joint ventures' business, financial condition, operating results or cash flow.

   The production facilities of Lyondell, Equistar, LCR and LMC are generally required to have permits and licenses regulating air emissions, discharges to water and storage, treatment and disposal of hazardous wastes. Companies such as Lyondell and its joint ventures that are permitted to treat, store or dispose of hazardous waste and maintain underground storage tanks pursuant to the Resource Conservation and Recovery Act (RCRA) also are required to meet certain financial responsibility requirements. We believe that we and our joint ventures have all permits and licenses generally necessary to conduct business or, where necessary, are applying for additional, amended or modified permits and that we and our joint ventures meet applicable financial responsibility requirements.

   The policy of each of Lyondell, Equistar, LCR and LMC is to be in compliance with all applicable environmental laws. Lyondell and Equistar also are each committed to Responsible Care(R), an international chemical industry initiative to enhance the industry's responsible management of chemicals. Our subsidiaries and joint ventures (together with the industries in which they operate) are subject to extensive national, state and local environmental laws and regulations concerning emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, we cannot accurately predict future developments, such as increasingly strict environmental laws, and inspection and enforcement policies, as well as higher compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and nonhazardous waste. Some risk of environmental costs and liabilities is inherent in particular operations and products of ours, and our joint ventures, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the capital expenditures and risks described above, we do not expect that we or our joint ventures will be affected differently from the rest of the chemicals and refining industry where our facilities or our joint ventures' facilities are located.

   Environmental laws may have a significant effect on the nature and scope of cleanup of contamination at current and former operating facilities, the costs of transportation and storage of raw materials and finished products and the costs of the storage and disposal of wastewater. Also, U.S. "Superfund" statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that generated waste, arranged for disposal of the wastes, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such responsible parties (or any one of them, including us) may be required to bear all of such costs regardless of fault, legality of the original disposal or ownership of the disposal site. As of March 31, 2002, our, our subsidiaries' and our joint ventures' environmental liability for future assessment and remediation costs at the above-mentioned sites totaled $28 million. The liabilities per site range from less than $1 million to $11 million and are expected to be incurred over the next two to seven years. It is possible that new information about the sites for which the accrual has been established, new technology or future developments, such as involvement in other Comprehensive Environmental Response Compensation and Liability Act, as amended (CERCLA), RCRA, Texas Natural Resource Conservation Commission (TNRCC) or other comparable state or foreign law investigations, could require us to reassess our potential exposure related to environmental matters.

   The LCR refinery contains on-site solid-waste landfills, which were used in the past to dispose of waste generated at this facility. It is anticipated that corrective measures will be necessary to comply with federal and state requirements with respect to this facility. We are also subject to certain assessment and remedial actions at the LCR refinery under RCRA. In addition, we negotiated an order with the TNRCC for assessment and remediation of groundwater and soil contamination at the refinery. We also have liabilities under RCRA and various state and foreign government regulations related to five current plant sites and three former plant sites. We are also responsible for a portion of the remediation of certain off-site waste disposal facilities. We are currently contributing funds to the cleanup of two waste sites located near Houston, Texas under CERCLA and the Superfund Amendments and Reauthorization Act of 1986. Lyondell has also been named, along with several other companies, as a potentially responsible party for a third CERCLA site near Houston, Texas. The $28 million accrual described above includes, where applicable, costs to address these RCRA, TNRCC and CERCLA matters. In addition, Lyondell is involved in administrative proceedings or lawsuits relating to a minimal number of other CERCLA sites. We estimate, based upon currently available information, that potential loss contingencies associated with the latter CERCLA sites, individually and in the aggregate, are not significant.

   In some cases, compliance with environmental, health and safety laws and regulations can be achieved only by capital expenditures. In the years ended December 31, 2001, 2000 and 1999, we, our subsidiaries and our joint ventures (on a 100 percent basis) spent, in the aggregate, approximately $34 million, $20 million and $21 million, respectively, for environmentally related capital expenditures at existing facilities. We, our subsidiaries and our joint ventures anticipate spending approximately $99 million for 2002 and approximately $240 million for 2003 for environmentally related capital expenditures. The increased level of such expenditures for 2001, 2002 and 2003 is a result of, among other things, implementation of a plan for the Houston/Galveston region to comply with the ozone standard, as discussed below.

   The eight-county Houston/Galveston region has been designated a severe nonattainment area for ozone by the U.S. Environmental Protection Agency (EPA). As a result, in December 2000, the TNRCC submitted a plan to the EPA to reach and demonstrate compliance with the ozone standard by November 2007. Ozone is a product of the reaction between volatile organic compounds (VOCs) and nitrogen oxides (NOx) in the presence of sunlight, and is a principal component of smog. The proposed plans for meeting the ozone standard focus on significant reductions in NOx emissions. NOx emission reduction controls must be installed at LCR's refinery and each of Lyondell's two facilities and Equistar's six facilities in the Houston/Galveston region during the next several years, well in advance of the 2007 deadline. Compliance with the provisions of the plan will result in increased capital investment during the next several years and higher annual operating costs for Equistar, Lyondell and LCR. As a result, Lyondell estimates that aggregate related capital expenditures could total between $400 million and $500 million for Lyondell, Equistar and LCR before the 2007 deadline. Lyondell's direct share of such expenditures could total between $65 million and $80 million. Lyondell's proportionate share of Equistar's expenditures could total between $85 million and $105 million, and Lyondell's proportionate share of LCR's expenditures could total between $75 million and $95 million. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals.

   Lyondell has been actively involved with a number of organizations to help solve the ozone problem in the most cost-effective manner and, in January 2001, Lyondell and the BCCA Appeal Group (a group of industry participants) filed a lawsuit against the TNRCC to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region. In June 2001, the parties entered into a consent order with respect to the lawsuit. Pursuant to the consent order, the TNRCC agreed to review, by June 2002, the scientific data for ozone formation in the Houston/Galveston region. In October 2001, the EPA approved the TNRCC plan, and the BCCA Appeal Group filed a timely petition for judicial review of that action on January 11, 2002. If the TNRCC scientific review supports the industry group proposal, the TNRCC has agreed to revise the NOx emission reduction requirements set forth in its original plan. Any revisions will have to be approved by the EPA. Such revisions of the NOx emission reduction requirements are expected to reduce the estimated capital investments for NOx reductions required by Lyondell, Equistar and LCR to comply with the plans for meeting the ozone standards. However, there can be no guarantees as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

   The Clean Air Act specified certain emissions standards for vehicles beginning in the 1994 model year and required the EPA to study whether further emissions reductions from vehicles were necessary, starting no earlier than the 2004 model year. In 1998, the EPA concluded that more stringent vehicle emissions standards were needed and that additional controls on gasoline and diesel were necessary to meet these emissions standards. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new "on-road" diesel standard was adopted in January 2001 and will require refiners to produce ultra low sulfur diesel by June 2006, with some allowance for a conditional phase-in period that could extend final compliance until 2009. Lyondell estimates that these standards will result in increased capital investment for LCR, totaling between $175 million to $225 million for the new gasoline standards and $250 million to $300 million for the new diesel standards, between now and the implementation dates. Lyondell's share of LCR's capital expenditures would be between $250 million and $300 million. In addition, these standards could result in higher operating costs for LCR. Equistar's business may also be impacted if these standards increase the cost for processing fuel components.

Pending or future legislative initiatives or litigation may adversely affect Lyondell's MTBE sales.

   In the United States, the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. In Europe, demand for MTBE has benefited from new legislation in the 15-nation European Union. The so-called "Auto/Oil Legislation" aimed at reducing air pollution from vehicle emissions was enacted in 1998, and refineries increased consumption of MTBE to meet the new blending requirements. However, while studies by federal and state agencies and other world organizations have shown that MTBE is safe for use in gasoline, is not carcinogenic and is effective in reducing automotive emissions, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational watercraft has led to public concern, and some litigation, that MTBE may, in certain limited circumstances, affect the taste and odor of drinking water supplies.

   Certain federal and state governmental initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline or to restrict or ban the use of MTBE. On April 25, 2002, the U.S. Senate passed its version of an omnibus energy bill, which, among other things, would ban the use of MTBE as a fuel oxygenate. The Senate bill is not law and must be reconciled with the version of the omnibus energy bill passed by the U.S. House of Representatives in 2001. Lyondell does not expect these initiatives to have a significant impact on MTBE margins and volumes in 2002. Lyondell's MTBE sales represented approximately 35 percent of its total 2001 revenues.

   We have developed technologies to convert TBA into alternate gasoline blending components should it be necessary to reduce MTBE production in the future. However, implementation of such technologies would require additional capital investment. The profit margin on such alternate gasoline blending components could differ from those historically realized on MTBE.

Our international operations are subject to exchange rate fluctuations, exchange controls, political risks and other risks relating to foreign operations.

   International operations and exports to foreign markets are subject to a number of risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties and taxes, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments may be subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of Lyondell.

Lyondell and Equistar pursue acquisitions, dispositions and joint ventures.

   Lyondell and Equistar both seek opportunities to maximize efficiency or value through various transactions. These transactions may include various business combinations, purchases or sales of assets or contractual arrangements or joint ventures that are intended to result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce debt. To the extent permitted under Lyondell's and Equistar's credit facilities and other debt, some of these transactions may be financed by additional borrowings by Lyondell or Equistar or by the issuance of equity securities. Although these transactions are expected to yield longer-term benefits if the expected efficiencies and synergies of the transactions are realized, they could adversely affect the results of operations of Lyondell or Equistar in the short term because of the costs associated with such transactions.

Our quarterly results will vary significantly.

   Our quarterly results will vary significantly depending on various factors, most of which are beyond our control, including:

  . changes in product prices, product demand, including seasonal demand for certain products, such as MTBE, raw material costs or supply arrangements;

  . the scheduling of plant turnarounds;

  . fluctuations in shipments to customers;

  . adverse developments in foreign or domestic markets;

  . regional business activities;

  . changes in interest rates;

  . foreign exchange fluctuations; and

  . unanticipated expenses.

                          FORWARD-LOOKING INFORMATION

   This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "forecast," "budget," "goal" or other words that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

   The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

  . the cyclical nature of the chemical and refining industries;

  . uncertainties associated with the United States and worldwide economies;

  . substantial chemical and refinery capacity additions resulting in oversupply and declining prices and margins;

  . the availability and cost of raw materials and utilities;

  . access to capital markets;

  . technological developments;

  . current and potential governmental regulatory actions in the United
    States and other countries;

  . potential terrorist attacks;

  . operating interruptions (including leaks, explosions, fires, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases, and other environmental risks); and

  . our ability to implement our business strategies, including cost reductions.

   We have discussed some of these factors in more detail in the "Risk Factors" section of this prospectus and in our other filings with the SEC, including those filings incorporated by reference into this prospectus. These factors are not necessarily all the important factors that could affect us or our joint ventures. We advise you that you should (i) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and (ii) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

                                USE OF PROCEEDS

   Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include funding working capital requirements, capital expenditures, repayment and refinancing of indebtedness and repurchases and redemptions of securities, and may initially be invested in short-term marketable securities. We will determine any specific allocation of the net proceeds of an offering to a specific purpose at the time of such offering and will describe the specific allocation in the related prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                       For the Three  Years Ended December 31,
                                        Months Ended  ------------------------
                                       March 31, 2002 2001 2000 1999 1998 1997
                                       -------------- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges
 (a)..................................       --        --  2.0x  --  1.2x 4.6x

--------
(a) For the three months ended March 31, 2002 and for the years ended December 31, 2001 and 1999, earnings were insufficient to cover fixed charges by $75 million, $224 million and $104 million, respectively. The ratio of earnings to fixed charges has been calculated including amounts for Lyondell and its current proportionate share of amounts for Equistar (57 percent through May 15, 1998 and 41 percent thereafter), LCR (58.75 percent for the year ended December 31, 1998 and thereafter, 86 percent for the first quarter of 1997 and 58.49 percent for the remainder of 1997) and LMC (75 percent for the year ended December 31, 1998 and thereafter), for the periods in which Lyondell accounted for its respective investment in each such joint venture using the equity method of accounting. Lyondell remains a guarantor of $300 million of Equistar's debt and a co-obligor with Equistar for $31 million of debt for which Equistar assumed responsibility in connection with its formation. Fixed charges include interest expense plus capitalized interest and the portion of rental expense that represents an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities that we may issue separately, upon conversion of preferred stock, upon exercise of a warrant, in connection with a stock purchase contract, as part of a stock purchase unit or upon exercise of a subscription right from time to time in the form of one or more series. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this "Description of Debt Securities" section of this prospectus, references to the terms "Lyondell," "us" or "we" mean Lyondell Chemical Company only, unless we state otherwise or the context clearly indicates otherwise.

   Any senior secured debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any senior unsecured debt securities will be issued in one or more series under an indenture, as supplemented or amended form time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any senior subordinated debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any junior subordinated debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to any senior secured or senior unsecured debt securities as the senior indenture(s). For ease of reference, we will refer to the indenture relating to the senior subordinated debt securities as the senior subordinated indenture, to the indenture relating to the junior subordinated debt securities as the junior subordinated indenture, and to the senior subordinated indenture together with the junior subordinated indenture as the subordinated indentures.

   This summary of the terms and provisions of the debt securities and the indentures is not complete. You should read the forms of the indentures which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

General

   We will issue the debt securities in one or more series in accordance with a supplemental indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior secured debt securities will rank equally in right of payment with all of our other senior secured obligations, and each series of our senior unsecured debt securities will rank equally in right of payment with all of our other senior unsecured obligations. Any senior unsecured debt securities will be effectively subordinated to all of our existing and future senior secured debt, to the extent of the value securing our senior secured debt. Each series of senior and junior subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinated indenture and any supplemental indenture relating to the subordinated debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur additional secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

   The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:

  . the title of the debt securities of the series and whether the series is senior secured or senior unsecured debt securities or senior or junior subordinated debt securities;

  . any limit on the aggregate principal amount of the debt securities of the series;

  . the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

  . the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

  . the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

  . the date or dates from which interest will accrue and the interest payment dates on which any such interest will be payable or the method by which the dates will be determined;

  . the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  . the place or places where the principal of and premium, if any, and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

  . the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

  . our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or otherwise or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part;

  . the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of Lyondell and the terms and conditions upon which the conversion or exchange may be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

  . the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  . the currency in which payment of principal of and premium, if any, and interest on debt securities of the series shall be payable, if other than United States dollars;

  . any index, formula or other method used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities;

  . if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

  . if the principal of or premium, if any, or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and premium, if any, and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

  . if other than the stated principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity of the debt securities or provable in bankruptcy;

  . the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

  . any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

  . whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

  . the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

  . the terms, if any, of any guarantee of the payment of principal, premium, if any, and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

  . the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

  . any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest with respect to the debt securities due and payable;

  . any applicable subordination provisions for any subordinated debt securities in addition to or in lieu of those set forth in this prospectus;

  . if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

  . any other terms of the debt securities, including any restrictive covenants.

   We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material United States federal income tax consequences, accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.

   If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to the issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

Form, Exchange, Registration and Transfer

   Unless otherwise indicated in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations in accordance with the applicable indenture. Debt securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the security registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable indenture. The transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.

   We have appointed the trustee under each indenture as security registrar for debt securities issued thereunder. If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of the transfer agent or approve a change in the location through which any such transfer agent acts. We are required to maintain an office or agency (which may be the office of the trustee, the security registrar or the paying agent) in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption in part, we shall not be required to:

  . register the transfer or exchange of any debt security of any series during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice or

  . register the transfer of or exchange any debt security called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Book-Entry System

   The provisions set forth in this "Book-Entry System" section of this prospectus will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

   Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with The Depository Trust Company, or DTC, or a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

   The general terms of the depositary arrangement with DTC, with respect to a series of debt securities are described in the "Description of the Depository" section of this prospectus, unless otherwise indicated in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

   Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

  . the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

  . we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the trustee; or

  . there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

   Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

Description of the Depository

   Unless otherwise provided in the applicable prospectus supplement, DTC (New York, NY), will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants"). The rules applicable to DTC and its Direct and Indirect participants are on file with the Securities and Exchange Commission.

   Purchases of the debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security, a "beneficial owner," is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

   To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. (nor such DTC nominee) will consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

   Redemption proceeds, distributions and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Direct or Indirect Participant and not of DTC, or the agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of Direct and Indirect Participants.

   DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, debt security certificates will be printed and delivered.

   We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.

Option to Defer Interest Payments or to Pay-In-Kind

   If so described in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for the number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. However, any extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series.

Covenants

   The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.

Defeasance

   Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may, at our option, elect:

  . to have substantially all of our obligations discharged with respect to the debt securities (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust), which we call legal defeasance; or

  . to have substantially all of our obligations terminated with respect to certain restrictive covenants of the applicable indenture, which we call covenant defeasance.

In the event of legal or covenant defeasance, certain events of default will no longer constitute events of default with respect to any debt securities, upon the deposit with the applicable trustee, in trust, of money or U.S. government obligations, or a combination thereof, which through the payment of interest and principal on those monies or obligations in accordance with their terms will provide sufficient money to pay all the principal of and premium, if any, and interest on such debt securities on the dates such payments are due in accordance with the terms of the debt securities on their stated maturity or any redemption date.

   Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we will be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and, in the case of a legal defeasance, such opinion must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

The Guarantees

   Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the subsidiary guarantors. If a series of debt securities are so guaranteed, the subsidiary guarantors will execute a notation of guarantee or a supplemental indenture as further evidence of their guarantee. In addition, Lyondell may fully and unconditionally guarantee the payment obligations of the subsidiary guarantors under the subsidiary guarantees of any series of debt securities. The applicable prospectus supplement will describe the terms of any guarantee by the subsidiary guarantors and Lyondell, as well as any covenants of or restrictions on the subsidiary guarantors or Lyondell under the applicable indenture.

   The obligations of each guarantor under its guarantee will be limited to the maximum amount that will not result in the obligations of the guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The applicable prospectus will set forth the provisions under which a guarantor may be released and discharged from its guarantee.

   If a series of debt securities is guaranteed by and is designated as subordinate to our senior indebtedness (as defined in the "Subordination of Subordinated Debt Securities" section of this prospectus), then the guarantees by those guarantors will be subordinated to the senior indebtedness of the guarantors on substantially the same extent as the series is subordinated to our senior indebtedness. See the "Subordination of Subordinated Debt Securities" section of this prospectus.

Events of Default

   Unless otherwise provided in the prospectus supplement with respect to any series of debt securities, the following will be events of default under an indenture with respect to the debt securities of such series issued under such indenture:

  . default by us for 30 days in payment of any interest or any additional amounts with respect to any debt securities of such series;

  . default by us in the payment of (i) any principal of any debt securities of such series at its maturity or (ii) premium, if any, on any debt securities of such series when the same becomes due and payable;

  . default by us for 30 days in the deposit of any sinking fund payment, when and as due by the terms of a debt security of such series;

  . default by us in compliance with any of our other covenants or agreements in, or provisions of, the debt securities of such series or the applicable indenture (other than an agreement, covenant or provision that has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series) which shall not have been remedied within 90 days after written notice by the trustee or by the holders of at least 25 percent in principal amount of the then outstanding debt securities affected by such default;

  . certain events involving bankruptcy, insolvency or reorganization of Lyondell; and

  . any other event of default provided with respect to debt securities of that series.

   The indentures will provide that the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in payment of principal of, premium, if any, and interest on any additional amounts or any sinking fund installment with respect to debt securities of such series) if the trustee considers it in the interest of the holders of such debt securities to do so.

   Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, each indenture will provide that if an event of default with respect to any debt securities of any series at the time outstanding occurs, and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of Lyondell), the applicable trustee or the holders of at least 25 percent in principal amount of the then outstanding debt securities of the series affected by the default may declare the principal of and accrued and unpaid interest on all then outstanding debt securities of such series or of all series affected, as the case may be, to be due and payable. Upon such a declaration, the amounts due and payable on such debt securities will be due and payable immediately. If an event of default involving the bankruptcy, insolvency or reorganization of Lyondell occurs, then the principal of and accrued and unpaid interest on all then outstanding debt securities shall become immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of the series affected by such default or all series, as the case may be, may rescind any acceleration and its consequences.

   Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, each indenture will provide that no holder of a debt security of any series may pursue any remedy under such indenture unless:

  . the holder gives the applicable trustee written notice of a continuing event of default with respect to the series;

  . the holders of at least 25 percent in principal amount of the then outstanding debt securities of the series make a written request to the applicable trustee to pursue such remedy;

  . such holder or holders offer to the applicable trustee indemnity reasonably satisfactory to the trustee;

  . the trustee shall have failed to act for a period of 60 days after receipt of the notice and offer of indemnity; and

  . during such 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request; however, such provision does not affect the right of a holder of a debt security to sue for enforcement of any overdue payment thereon.

   Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, each indenture will provide that the holders of a majority in principal amount of the then outstanding debt securities of a series or of all series affected, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on it not relating to or arising under an event of default, subject to certain limitations specified in such indenture. Each indenture requires us to periodically file with the applicable trustee a written statement as to our compliance with the indenture covenants.

Modification and Waiver

   Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, modifications and amendments of each indenture or the debt securities may be made by us and the applicable trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such amendment (acting as one class) under the applicable indenture. However, no such modification, amendment, supplement or waiver may, without the consent of each holder of any outstanding debt security so affected, accomplish the following events:

  . reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  . reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

  . reduce the principal of or premium, if any, on, or change the stated maturity of, any debt security;

  . reduce the premium, if any, payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

  . change any obligation of us to pay additional amounts with respect to any debt security;

  . make any debt security payable in money other than that stated in the debt security;

  . impair the right to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on, or any additional amounts with respect to, any debt security;

  . make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the applicable indenture; or

  . waive a continuing default or event of default in the payment of principal of, premium, if any, or interest on or additional amounts with respect to the debt securities.

   In addition, in the case of the subordinated debt securities, no modification or amendment may be made to the subordinated indenture with respect to the subordination of any subordinated debt security in a manner adverse to holder without the consent of the holder of each subordinated debt security then outstanding affected by the modification or amendment. Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, the indentures will provide that amendments and supplements to, or waivers of any provision of, such indenture may be made by us and the trustee without the consent of any holders of debt securities in certain circumstances, including, among other things:

  . to cure any ambiguity, omission, defect or inconsistency;

  . to provide for the assumption of the obligations of us under the indenture upon the merger, consolidation or sale or other disposition of all or substantially all of our assets;

  . to provide for uncertificated debt securities in addition to or in place of certificated debt securities, or to provide for the issuance of bearer debt securities (with or without coupons);

  . to secure any series of debt securities or to add guarantees of any series of debt securities;

  . to comply with any requirement in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  . to make any change that does not adversely affect any outstanding debt securities of any series in any material respect.

   Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, the indentures will provide that the holders of a majority in principal amount of the then outstanding debt securities of any series or of all series (acting as one class) may waive any existing or past default or event of default with respect to a series or all series, as the case may be, except (i) in the payment of the principal of, or premium, if any, or interest on or any additional amounts with respect to any debt securities or (ii) in respect of a provision that under the proviso to the prior paragraph cannot be amended or supplemented without the consent of each holder affected.

Subordination of Subordinated Debt Securities

   Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

Senior Subordinated Debt Securities

   The senior subordinated indenture may provide that the senior subordinated debt securities are subordinate in right of payment to the prior payment in full of all of our senior indebtedness, which includes our indebtedness and other monetary obligations (including expenses and fees) under our 9.625 percent senior secured notes, series A, due 2007, the 9.875 percent senior secured notes, Series B, due 2007, and 9.5 percent senior secured notes, due 2008, our bank credit facility and any senior secured or senior unsecured debt securities that we may issue under a senior indenture.

   The holders of all of our senior indebtedness outstanding at the time of acceleration will first be entitled to receive payment in full of all amounts due on our senior indebtedness before the holders of the senior subordinated debt securities will be entitled to receive any payment upon the principal of, or premium, if any, or interest, if any, on the senior subordinated debt securities in the following circumstances:

  . upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Lyondell;

  . (i) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period or (ii) in the event that any event of default with respect to any of our senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (i) or (ii), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (iii) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (i) or (ii); or

  . in the event that any senior subordinated debt securities have been declared due and payable before their stated maturity.

   By reason of this subordination, in the event of liquidation or insolvency, holders of senior subordinated debt securities may recover less than holders of our senior indebtedness and may recover more than the holders of junior subordinated debt securities.

   For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities, other than stock and some of our subordinated securities, upon conversion or exchange of a senior subordinated debt security will be deemed to constitute payment upon the principal of the senior subordinated debt security.

Junior Subordinated Debt Securities

   The junior subordinated debt indenture may provide that the junior subordinated debt securities are subordinate in right of payment to the prior payment in full of all of our senior debt, which includes any senior subordinated debt securities that we may issue under the senior subordinated indenture.

   The holders of all of our senior debt outstanding at the time of acceleration will first be entitled to receive payment in full of all amounts due on our senior debt before the holders of the junior subordinated debt securities will be entitled to receive any payment upon the principal of, or premium, if any, or interest, if any, on the junior subordinated debt securities in the following circumstances:

  . upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Lyondell;

  . (i) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (ii) in the event that any event of default with respect to any of our senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (i) or (ii), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (iii) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (i) or (ii); or

  . in the event that any junior subordinated debt securities have been declared due and payable before their stated maturity.

   By reason of this subordination, in the event of liquidation or insolvency, holders of the junior subordinated debt securities may recover less than holders of our senior debt, including the holders of any senior subordinated debt securities.

   For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities, other than stock and some of our subordinated securities, upon conversion or exchange of a junior subordinated debt security will be deemed to constitute payment upon the principal of the junior subordinated debt security.

Definitions

   Unless otherwise indicated in the applicable prospectus supplement, the following definitions are applicable to the subordinated indentures relating to the subordinated debt securities. You should refer to the applicable subordinated indenture for the full definition of each term.

   "Debt" means, without duplication, with respect to any person or entity, whether recourse is to all or a portion of the assets of that person or entity and whether or not contingent:

  . every obligation of that person or entity for money borrowed;

  . every obligation of that person or entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . every reimbursement obligation of that person or entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of that person or entity;

  . every obligation of that person or entity issued or assumed as the deferred purchase price of property or services;

  . all indebtedness of that person or entity, whether incurred on or prior to the date of the applicable subordinated indenture or incurred later, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

  . every obligation of the type referred to in the foregoing clauses of another person or entity and all dividends of another person or entity the payment of which, in either case, that person or entity has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; provided that this definition does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

   "Senior debt" means the principal of, and premium, if any, and interest if any, on debt (as defined above), whether incurred on or prior to the date of the junior subordinated indenture or created later, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debt securities or to other debt that is equal with, or subordinated to, the junior subordinated debt securities. Senior debt will not include any debt (as defined above) that, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to us, debt to any of our employees, and the junior subordinated debt securities.

   "Senior indebtedness" means the principal of, and premium, if any, and interest on all indebtedness for borrowed money, whether incurred on or prior to the date of the senior subordinated indenture or incurred later, excluding
(i) the subordinated debt securities, (ii) obligations that by their terms are not superior in right of payment to the senior subordinated securities or to other indebtedness that is equal with, or subordinated to, the senior subordinated securities and (iii) any deferrals, renewals or extensions of any indebtedness for money borrowed. The term "indebtedness for money borrowed" as used in the prior sentence means any obligation of, or any obligation guaranteed by, Lyondell for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

   Unless otherwise provided in the prospectus supplement, neither subordinated indenture limits or prohibits the incurrence of additional senior debt or senior indebtedness, either of which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of ours. In connection with the future issuances of securities, the subordinated indentures may be amended or supplemented to limit the amount of indebtedness incurred by us.

   The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Consolidation, Merger and Sale of Assets

   Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, the indentures will provide that we will not, in any transaction or series of transactions, consolidate with or merge into any person, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, unless:

  . either (i) we shall be the continuing corporation or (ii) the person (if other than Lyondell) formed by such consolidation or into which Lyondell is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made, is a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on and additional amounts with respect to all the debt securities and the performance of our covenants and obligations under the indenture and the debt securities;

  . immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing or would result from the transaction;

  . we deliver to the applicable trustee an officer's certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the applicable indenture; and

  . we comply with any provisions provided for with respect to any series of debt securities.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Governing Law

   The indentures, the guarantees and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Regarding the Trustee

   Each indenture will contain certain limitations on the right of the applicable trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. Each trustee is permitted to engage in other transactions. However, the trustee generally must eliminate any conflicting interest it acquires or resign.

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of Lyondell Chemical Company currently consists of 250,000,000 shares of common stock, par value $1.00 per share, and 80,000,000 shares of preferred stock, par value $.01 per share. The following summary description of our capital stock is qualified in its entirety by reference to our certificate of incorporation, and our by-laws, each as amended, copies of which have been filed as exhibits to Lyondell's Annual Report on Form 10-K. You should read our certificate of incorporation and by-laws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you.

Common Stock

   We are currently authorized to issue 250,000,000 shares of common stock, of which 117,564,920 shares of common stock were outstanding at March 31, 2002.

   Holders of our common stock are entitled:

  . to receive any dividends as may from time to time be declared by our board of directors;

  . to one vote per share on all matters on which the holders of our common stock are entitled to vote;

  . to act by written consent in lieu of voting at a meeting of the holders of our common stock; and

  . to share ratably in all of our assets available for distribution to the holders of our common stock, in the event of our liquidation, dissolution or winding up.

   The holders of a majority of the shares of common stock represented at a meeting can elect all of the directors.

   Shares of our common stock are not liable to further calls or assessments by us for any of our liabilities that may be imposed on the holders of our common stock under the laws of the State of Delaware, the state of our incorporation. There are no preemptive rights for our common stock in our certificate of incorporation.

   The transfer agent, registrar and dividend disbursing agent for our common stock is the American Stock Transfer & Trust Company.

Preferred Stock

   We are currently authorized to issue up to 80,000,000 shares of preferred stock, $.01 par value per share. Our board of directors will specify the precise characteristics of the preferred stock to be issued, in light of current market conditions and the nature of specific transactions, and is not required to solicit further authorization from the holders of our common stock for any specific issue of preferred stock.

   Our board of directors has adopted a policy providing that no future issuance of preferred stock will be effected without the approval of the holders of our common stock unless the board of directors (whose decision shall be conclusive) determines in good faith:

  . that the issuance is primarily for the purpose of facilitating a financing, an acquisition or another proper corporate objective or transaction; and

  . that any anti-takeover effects of the issuance are not our primary purpose for effecting such issuance.

Our board of directors will not amend or revoke this policy without giving written notice to the holders of all outstanding shares of our stock. However, no such amendment or revocation will be effective, without the approval of the holders of our common stock, to permit a subsequent issuance of preferred stock for the primary purpose of obstructing a takeover of Lyondell by any person who has, prior to such written notice to stockholders, notified the board of directors of its desire to pursue a takeover of Lyondell.

   The prospectus supplement will describe the terms of any preferred stock we offer, including without limitation the specific designation, number of shares, liquidation preference, maturity (if any), redemption or repurchases provisions, dividend rates and payment dates, voting rights, whether convertible or exchangeable into other securities and any other rights, preferences, privileges, limitations and restrictions.

Rights to Purchase Common Stock

   On December 8, 1995, our board of directors declared a dividend of one right for each outstanding share of our common stock, par value $1.00 per share, to the holders of our common stock of record at the close of business on December 20, 1995. Each right entitles the registered holder to purchase from us one share of our common stock at a purchase price of $80.00 per share of common stock, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of December 8, 1995 as it may from time to time be supplemented or amended between Lyondell and The Bank of New York, as Rights Agent.

   Initially, the rights will be attached to all certificates representing outstanding shares of common stock and no separate certificates for the rights will be distributed. The rights will separate from our common stock and a "distribution date" will occur, with certain exceptions, upon the earlier of:

  . ten days following a public announcement of the existence of an "Acquiring Person"; or

  . ten business days following the commencement of a tender offer or an exchange offer that would result in a person becoming an Acquiring Person.

   An "Acquiring Person" is any person or group of affiliated or associated persons that has acquired or obtained the right to acquire beneficial ownership of 15 percent or more of the outstanding shares of our common stock, except that ARCO will not be or become an Acquiring Person unless and until such time as ARCO or any person affiliated or associated with ARCO acquires or becomes the beneficial owner of (or ARCO becomes affiliated or associated with any person who, collectively with ARCO, is the beneficial owner of) more than the lesser of:

  . 1,000,000 shares of our common stock in addition to those ARCO beneficially owned as of December 8, 1995 (or in addition to any lesser number of shares ARCO beneficially owns from time to time thereafter); or

  . one share less than 50 percent of the shares of our common stock outstanding at any time.

   In certain circumstances prior to the time a person has become an Acquiring Person, the distribution date may be deferred by our board of directors. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of a sufficient amount of our common stock. Until the distribution date:

  . the rights will be evidenced by the common stock certificates (together with this summary of the rights or bearing the notation referred to below) and will be transferred with and only with our common stock certificates;

  . new common stock certificates issued after December 20, 1995 will contain a notation incorporating the rights agreement by reference; and

  . the surrender for transfer of any certificate for our common stock (with or without a copy of this summary of the rights) will also constitute the transfer of the rights associated with the common stock represented by such certificate.

The rights are not exercisable until the distribution date and will expire at the close of business on December 8, 2005, unless earlier redeemed or exchanged by us as described below.

   In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or an exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of our independent directors determines to be fair to and otherwise in the best interests of us and our stockholders (a "Permitted Offer")), each holder of a right will thereafter have the right to receive, upon exercise of such right, a number of shares of our common stock (or, in certain circumstances, cash, property or other securities of Lyondell) having a current market price (as defined in the rights agreement) equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by or transferred to such Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the rights agreement.

   In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) we are acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50 percent or more of our assets or earning power is sold or transferred, each holder of a right (except rights owned by such Acquiring Person or certain related parties) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

   At any time until the time a person becomes an Acquiring Person, we may redeem the rights in whole, but not in part, at a price of $.0005 per right, payable, at our option, in cash, shares of our common stock or such other consideration as the board of directors may determine. At any time after the occurrence of a Flip-In Event and prior to the occurrence of a Flip-Over Event or a person becoming the beneficial owner of 50 percent or more of the shares of our common stock then outstanding, we may exchange the rights (other than rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of our common stock, and/or other equity securities deemed to have the same value as one share of our common stock, per right, subject to adjustment.

   Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Lyondell, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights should not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock (or other consideration) or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

   The purchase price payable, and the number of shares of our common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock, (ii) if holders of our common stock are granted certain rights or warrants to subscribe for our common stock or securities convertible into our common stock at less than the current market price of our common stock or (iii) upon the distribution to holders of our common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

   Other than the redemption price, any of the provisions of the rights agreement may be amended by our board of directors as long as the rights are redeemable. Thereafter, the provisions of the rights agreement (other than the redemption price) may be amended by the board of directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to lengthen the time period governing redemption or amendment shall be made at such time as the rights are not redeemable.

   The rights have certain antitakeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors at a time when the rights are redeemable.

   A copy of the rights agreement has been filed as an exhibit to our Annual Report on Form 10-K. This summary description of the rights is qualified in its entirety by reference thereto.

Voting Rights

   Each holder of shares of our common stock, except where otherwise provided by law or our certificate of incorporation, is entitled to one vote, in person or by proxy, for each share of common stock standing in his, her or its name on our books. Our common stock does not have cumulative voting rights. Holders of any of our preferred stock, if any, will be entitled to vote upon the election of directors or upon any questions affecting us only if and to the extent that the holders of any series of our preferred stock are granted voting rights fixed for such series by our board of directors in the resolution creating such series.

Delaware Section 203

   We are a Delaware corporation and are subject to Section 203 of the General Corporation Law of Delaware. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15 percent or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the time that person becomes an interested stockholder unless (i) before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85 percent of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of Lyondell and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer) or (iii) at the time of or subsequent to the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

   Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving Lyondell and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors.

Limitation on Directors' Liability

   Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Our certificate of incorporation limits the liability of our directors to us or the holders of our common stock to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for the following liabilities:

  . for any breach of the director's duty of loyalty to us or the holders of our common stock;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of Delaware; or

  . for any transaction from which the director derived an improper personal benefit.

   The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and the holders of our common stock.

Provisions of Lyondell's By-Laws

   Certain provisions of our by-laws establish time periods during which appropriate stockholder proposals must be delivered to us for consideration at special and annual meetings called by us. Our by-laws provide, among other things, that stockholders making nominations for our board of directors at, or bringing other business before, an annual or a special meeting of stockholders must provide timely written notice to us thereof, timely notice being required to be no later than 90 days in advance of the meeting. However, if the date of the meeting was not publicly announced by a mailing to stockholders, in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a filing with the SEC pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 more than 90 days prior to the meeting, such notice, to be timely, must be delivered to our board of directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced.

Limitation on Changes in Control

   The rights and rights agreement, certain provisions of our by-laws and the provisions of Section 203 of the General Corporation Law of Delaware could have the effect of delaying, deferring or preventing a change in control of Lyondell. This could be the case, notwithstanding that a majority of the stockholders might benefit from such a change in control or offer.

               MARKET FOR COMMON STOCK AND COMMON STOCK DIVIDENDS

   Our common stock is listed on the New York Stock Exchange under the symbol "LYO." The reported high and low sales prices of our common stock on the New York Stock Exchange (New York Stock Exchange Composite Tape) for each quarter from January 1, 2000 through March 31, 2002, inclusive, were as set forth below.

                             Period                                High    Low
                             ------                               ------ -------
2000:
  First Quarter.................................................. 14.875  8.4375
  Second Quarter................................................. 19.500 13.5000
  Third Quarter.................................................. 17.750 11.0000
  Fourth Quarter................................................. 16.750 11.3125
2001:
  First Quarter.................................................. 17.950  12.625
  Second Quarter................................................. 17.650  13.940
  Third Quarter.................................................. 15.400   9.450
  Fourth Quarter................................................. 15.930  10.900
2002:
  First Quarter.................................................. 17.590  12.070
  Second Quarter (through May 14, 2002).......................... 17.140  14.180

   During the last two years, Lyondell has declared $.225 per share quarterly cash dividends (which were paid in the subsequent quarter). On May 2, 2002 our Board of Directors declared a dividend of $.225 per share for the second quarter of 2002, payable June 17, 2002. The declaration and payment of dividends is at the discretion of our board of directors. The future declaration and payment of dividends and the amount of the dividend will be dependent upon Lyondell's results of operations, financial condition, cash position and requirements, investment opportunities, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Subject to these considerations and to the legal considerations discussed in the following paragraph, we currently intend to distribute to our holders of common stock cash dividends on our common stock at a quarterly rate of $.225 per share. During 2001, we paid $106 million in dividends. During the first quarter of 2002, we paid $26 million in dividends.

   Lyondell's credit facilities and indentures limit Lyondell's ability to pay dividends under certain circumstances. In addition, pursuant to a settlement agreement entered into with the Pension Benefit Guaranty Corporation in 1998, Lyondell may not pay extraordinary dividends (as defined by regulations under the Employee Retirement Income Security Act of 1974, as amended) without providing a letter of credit meeting certain specified requirements. In February 2002, Lyondell provided a letter of credit meeting these requirements.

                            DESCRIPTION OF WARRANTS

   We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement. The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. The terms will include some or all of the following:

  . the title of the warrants;

  . the aggregate number of warrants offered;

  . the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

  . the exercise price of the warrants;

  . the dates or periods during which the warrants are exercisable;

  . the designation and terms of any securities with which the warrants are issued;

  . if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

  . if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

  . any minimum or maximum amount of warrants that may be exercised at any one time;

  . any terms relating to the modification of the warrants; and

  . any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

   The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements, which will be filed with the SEC.

     DESCRIPTION OF STOCK PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of securities purchase units consisting of a stock purchase contract and either (i) our debt securities or
(ii) debt obligations of third parties, including U.S. Treasury securities, which will secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the securities purchase units or vice versa and such payments may be unsecured or prefunded on some basis.

   The prospectus supplement will describe the terms of any stock purchase contracts or securities purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or securities purchase units. Material United States federal income tax considerations applicable to the securities purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

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

                              PLAN OF DISTRIBUTION

   We may sell the offered securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents or through a combination of any of these methods. The prospectus supplement will include the following information:

  . the terms of the offering;

  . the names of any underwriters, dealers or agents, and the respective amounts of securities underwritten or purchased by each of them;

  . the name or names of any managing underwriter or underwriters;

  . the purchase price of the securities from us;

  . the net proceeds to us from the sale of the securities;

  . any delayed delivery arrangements;

  . any underwriting discounts, commissions and other items constituting underwriters' compensation;

  . any initial public offering price;

  . any discounts or concessions allowed or reallowed or paid to dealers; and

  . any commissions paid to agents.

Sale through Underwriters or Dealers

   If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

   During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market as may be further described in any prospectus supplement. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

   If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

   We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable

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by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

   If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

                              GENERAL INFORMATION

   We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL OPINIONS

   Except as set forth in the applicable prospectus supplement, Baker Botts L.L.P., Houston, Texas, will issue an opinion about the legality of any debt securities (whether secured or unsecured or senior or subordinated), common stock, preferred stock, warrants, stock purchase contracts, securities purchase units or guarantees we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                    EXPERTS

   The consolidated financial statements of Lyondell Chemical Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Equistar Chemicals, LP as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of LYONDELL-CITGO Refining LP as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov, and our electronic SEC filings are also available from our web site at www.lyondell.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement we have filed with the SEC relating to the securities. This prospectus does not contain all the information the registration statement sets forth or includes in its exhibits and schedules, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC's public reference room or through its Web site.

   The SEC allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

  . our annual report on Form 10-K for the year ended December 31, 2001;

  . our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

  . our current report on Form 8-K filed on January 11, 2002;

  . the description of the common stock, par value $1.00 per share, of Lyondell contained in Lyondell's registration statement on Form 8-A dated December 16, 1988, as such registration statement may be amended from time to time for the purpose of updating, changing or modifying such description; and

  . the description of the rights to purchase common stock contained in Lyondell's registration statement on Form 8-A dated December 12, 1995, as such registration statement may be amended from time to time for the purpose of updating, changing or modifying such description.

   We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning us at the following address:

     Lyondell Chemical Company
     1221 McKinney Street, Suite 700
     Houston, Texas 77010
     Attention: Investor Relations
     Telephone: (713) 652-7200

   You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Accordingly, we urge you to review each document we subsequently file with the SEC and incorporate by reference as we describe above for updated information.

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

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                                  $278,000,000

                           Lyondell Chemical Company

[Lyondell Logo]      11 1/8% Senior Secured Notes due 2012

                         -----------------------------

                             PROSPECTUS SUPPLEMENT
                                 June 26, 2002

                         -----------------------------

                              Salomon Smith Barney
                         Banc of America Securities LLC
                                    JPMorgan
                           Credit Suisse First Boston
                                 Scotia Capital

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